Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of August 14, 2006, by and among A.D.A.M., Inc., a Georgia corporation (“Parent”), ADAM Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”) (Parent and Merger Sub shall collectively be referred to as the “Purchaser Group”); and (ii) Online Benefits, Inc., a Delaware corporation (the “Company”).

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have, in light of and subject to the terms and conditions set forth herein, resolved to deem this Agreement and the transactions contemplated hereby, including merging Merger Sub with and into the Company, as set forth herein (the “Merger”), taken together, advisable and fair to, and in the best interests of, their respective stockholders;

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved the Merger in accordance with the Delaware General Corporation Law (the “DGCL”) and applicable Laws (as defined in Section 8.10) upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, certain stockholders of the Company are executing and delivering written consents to the Merger as provided in Section 3.3(d);

WHEREAS, certain capitalized terms used and not otherwise defined in this Agreement have the meanings set forth or referred to in Section 8.10 hereof; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Purchaser Group and the Company hereby agree as follows:

ARTICLE I
THE MERGER

SECTION 1.1.                                                       The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions of this Agreement, and in accordance with the DGCL, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company. Following the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of the Merger Sub in accordance with the DGCL.

SECTION 1.2.                                                       Closing of the Merger. The closing of the Merger (the “Closing”) will take place on the date of this Agreement (the “Closing Date”).

SECTION 1.3.                                                       Effective Time. Subject to the provisions of this Agreement, the Purchaser Group and the Company shall cause the Merger to be consummated by filing the

Certificate of Merger attached hereto as Exhibit 1.3 (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, and executed in accordance with, the relevant provisions of the DGCL, as soon as practicable on the Closing Date. The Merger shall become effective upon such filing (the “Effective Time”).

SECTION 1.4.                                                       Effects of the Merger. The Merger shall have the effects set forth herein and in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all liabilities and obligations of the Company and Merger Sub shall become the liabilities and obligations of the Surviving Corporation.

SECTION 1.5.                                                       Certificate of Incorporation and Bylaws. The certificate of incorporation of Merger Sub in effect at the Effective Time and as set forth on Exhibit 1.5 attached hereto shall be the certificate of incorporation of the Surviving Corporation (the “Charter”), except that Article I of the certificate of incorporation of the Surviving Corporation, shall read “The name of the corporation is Online Benefits, Inc.” until further amended in accordance with applicable Law. The bylaws of the Merger Sub in effect at the Effective Time shall be the bylaws of the Surviving Corporation (the “Bylaws”), except that the name of the Surviving Corporation set forth in such bylaws shall be Online Benefits, Inc., until further amended in accordance with applicable Law.

SECTION 1.6.                                                       Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their successors are duly elected or appointed and qualified, or until their earlier death, resignation or removal, in accordance with the Charter and the Bylaws.

SECTION 1.7.                                                       Officers. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the Charter and Bylaws.

SECTION 1.8.                                                       Subsequent Action. If at any time after the Effective Time the Surviving Corporation shall determine, in its sole discretion, that any actions are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or the Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to take all such actions as may be necessary or desirable to vest all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

ARTICLE II
CONVERSION OF SHARES AND RELATED MATTERS

SECTION 2.1.                                                       Exchange Fund and Escrow Account.

(a)                                  On the date of this Agreement, Parent has deposited, or caused to be deposited, in Account No. 530-354616 at JPMorgan Chase Bank (the “Exchange Fund”) at American Stock Transfer & Trust Company (in such capacity, the “Paying Agent”) immediately available funds in the amount of $28,000,000, and the Company has deposited, or caused to be deposited, in the Exchange Fund, immediately available funds in the amount of $1,000,000, to be held in accordance with this Agreement and the Paying Agency Agreement, dated as of the date hereof, between Parent, the Company and the Paying Agent (the “Paying Agency Agreement”), a copy of which is attached hereto as Exhibit 2.1(a).

(b)                                 On the date of this Agreement, the Company has deposited, or caused to be deposited, in an escrow account (the “Escrow Account”) at American Stock Transfer & Trust Company (in such capacity, the “Escrow Agent”), immediately available funds in the amount of $500,000 (the “Escrowed Cash”), and Parent has also deposited, or caused to be deposited, in the Escrow Account a number of shares of the common stock of Parent (the “Parent Shares”) equal to the quotient obtained by dividing (i) $3,000,000 by (ii) the Average Closing Price and rounding down to the nearest whole share, which Parent Shares have not been registered under applicable federal or state securities laws, to be held in accordance with this Agreement and the Escrow Agreement, dated as of the date hereof, between Parent, the Company and the Escrow Agent (the “Escrow Agreement”), a copy of which is attached hereto as Exhibit 2.1(b). The certificates for the Parent Shares shall be in the denominations and registered in the names provided to the Escrow Agent by the Company, and each such certificate shall contain a restrictive legend in the form agreed to by Parent and the Company.

SECTION 2.2.                                                       Discharge of 14% Notes. Concurrently with the execution and delivery of this Agreement, the Company has provided to Parent copies of letters in the form attached as Exhibit 2.2 signed by each holder of the Company’s 14% promissory notes (the “14% Notes”) outstanding in the aggregate principal amount of $1,839,365.58 plus accrued unpaid interest thereon in the aggregate amount of $1,340,488.76, releasing the Company of all Claims arising out of the 14% Notes, and accompanied by the original 14% Notes and by copies of termination statements signed by holders of such Notes releasing the Liens under the Pledge and Security Agreement (the “Pledge and Security Agreement”), dated as of June 1, 2001, between the Company and such holders. Pursuant to the Paying Agency Agreement, as promptly as practicable after the date hereof, the Paying Agent will make wire transfers of immediately available funds from the Exchange Fund to each holder of the 14% Notes, in accordance with the instructions set forth in such letters, in amounts equal to the principal amount of each such Note together with all interest accrued from the date of issue thereof to the date hereof, and each such Note shall be marked “paid in full” by the Company and canceled. Concurrently with the cancellation of such Notes, the Company will file such termination statements and such other documents as shall be necessary to release the Liens under the Pledge and Security Agreement, and the Pledge and Security Agreement shall be terminated and discharged.

SECTION 2.3.                                                       Payment of Incentive and Management Bonuses. Forthwith upon completion of the action provided in Section 2.2, pursuant to the Paying Agency Agreement, the Paying Agent will credit a pro rata portion of the aggregate amount of $1,773,187.13 to the account of each participant in the Company’s Special Incentive Plan, effective October 15, 2001, and will credit a pro rata portion of the aggregate amount of $1,090,769.96 to the account of each participant in the Company’s Management Bonus Pool, adopted April 2002; provided, however, that the Paying Agent and the Escrow Agent shall deduct all required withholdings of federal, state and local income taxes, FICA, medicare, 401(k) plan and any other required withholdings from the amounts payable to such participants.

SECTION 2.4.                                                       Conversion of Shares.

(a)                                  At the Effective Time, each share of the common stock of Merger Sub, issued and outstanding immediately prior to the Effective Time, shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

(b)                                 At the Effective Time, by virtue of the Merger and without any further action on the part of Merger Sub, the Company or any holder of any capital stock of the Company or Merger Sub or any warrants or options to purchase any such capital stock, each share of Common Stock, $0.01 par value per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (individually, a “Common Share” and collectively, the “Common Shares” (other than (1) any Common Shares held by the Company, (2) any Common Shares held by Parent or any Subsidiary of Parent and (3) any Dissenting Shares (as defined in Section 2.6)) shall be converted into the right to receive $0.0001 in cash on the terms and conditions provided herein, and all of such Common Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and any certificate formerly representing such Common Shares immediately prior to the Effective Time shall thereafter represent only the right to receive such amount upon surrender of such certificate and a letter of transmittal referred to in Section 2.7(a)(ii); provided, however, that if the amount that would be payable to any holder of such Common Shares in accordance herewith would be less than $0.01, such payment shall be rounded up to $0.01 and no further payment shall be made to such holder in respect of any of such holder’s Common Shares.

(c)                                  At the Effective Time, by virtue of the Merger and without any further action on the part of Merger Sub, the Company or any holder of any capital stock of the Company or Merger Sub or any warrants or options to purchase any such capital stock, each share of Series A Convertible Preferred Stock, $0.01 par value per share, of the Company (“Company Series A Stock”) issued and outstanding immediately prior to the Effective Time (individually, a “Series A Share” and collectively, the “Series A Shares”) (other than (1) Series A Shares held by the Company, (2) Series A Shares held by Parent or any Subsidiary of Parent and (3) any Dissenting Shares) shall be converted into the right to receive $0.03012 in cash and up to an additional $0.00058 in cash and such number of Parent Shares as have a market value (based on the Average Closing Price) of $0.0035 on the terms and conditions provided herein, and all of such Series A Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and any certificate formerly representing such Series A Shares immediately prior to the Effective Time shall thereafter represent only the right to receive such amount upon surrender of such certificate in accordance with Section 2.7(a); provided, however, that the first such cash amount shall be payable by the Paying Agent upon surrender of any such certificate and a letter of transmittal referred to in Section 2.7(a)(ii), and the second such cash amount and such Parent Shares shall be payable by the Escrow Agent out of the Escrow Account pursuant to the Escrow Agreement if and only to the extent that any such amounts become payable therefrom pursuant to Section 2.7; and provided, further, that in lieu of any fractional shares of Parent common stock, each stockholder’s Parent Shares shall be rounded down to the nearest whole number.

(d)                                 At the Effective Time, by virtue of the Merger and without any further action on the part of Merger Sub, the Company or any holder of any capital stock of the Company or Merger Sub or any warrants or options to purchase any such capital stock, each share of Series B Convertible Preferred Stock, $0.01 par value per share, of the Company (“Company Series B Stock”) issued and outstanding immediately prior to the Effective Time (individually, a “Series B Share” and collectively, the “Series B Shares”) (other than (1) Series B Shares held by the Company, (2) Series B Shares held by Parent or any Subsidiary of Parent and (3) any Dissenting Shares) shall be converted into the right to receive $0.07530 in cash and up to an additional $0.00146 in cash and such number of Parent Shares as have a market value (based on the Average Closing Price) of $0.00875 on the terms and conditions provided herein, and all of such Series B Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and any certificate formerly representing such Series B Shares immediately prior to the Effective Time shall thereafter represent only the right to receive such amount upon surrender of such certificate in accordance with Section 2.7(a); provided, however, that the first such cash amount shall be payable by the Paying Agent upon surrender of any such certificate and a letter of transmittal referred to in Section 2.7(a)(ii), and the second such cash amount and such Parent Shares shall be payable by the Escrow Agent out of the Escrow Account pursuant to the Escrow Agreement if and only to the extent that any such amounts become payable therefrom pursuant to Section 2.7; and provided, further, that in lieu of any fractional shares of Parent common stock, each stockholder’s Parent Shares shall be rounded down to the nearest whole number.

(e)                                  At the Effective Time, by virtue of the Merger and without any further action on the part of Merger Sub, the Company or any holder of any capital stock of the Company or Merger Sub or any warrants or options to purchase any such capital stock, each share of Series C-FM Convertible Preferred Stock, $0.01 par value per share, of the Company (“Company Series C-FM Stock”) issued and outstanding immediately prior to the Effective Time (individually, a “Series C-FM Share” and collectively, the “Series C-FM Shares”) (other than (1) Series C-FM Shares held by the Company, (2) Series C-FM Shares held by Parent or any Subsidiary of Parent and (3) any Dissenting Shares) shall be converted into the right to receive $0.78411 in cash and up to an additional $0.01518 in cash and such number of Parent Shares as have a market value (based on the Average Closing Price) of $0.09110 on the terms and conditions provided herein, and all of such Series C-FM Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and any certificate formerly representing such Series C-FM Shares immediately prior to the Effective Time shall thereafter represent only the right to receive such amount upon surrender of such certificate in accordance with Section 2.7(a); provided, however, that the first such cash amount shall be payable by the Paying Agent upon surrender of any such certificate and a letter of transmittal referred to in

Section 2.7(a)(ii), and the second such cash amount and such Parent Shares shall be payable by the Escrow Agent out of the Escrow Account pursuant to the Escrow Agreement if and only to the extent that any such amounts become payable therefrom pursuant to Section 2.7; and provided, further, that in lieu of any fractional shares of Parent common stock, each stockholder’s Parent Shares shall be rounded down to the nearest whole number.

(f)                                    At the Effective Time, by virtue of the Merger and without any further action on the part of Merger Sub, the Company or any holder of any capital stock of the Company or Merger Sub or any warrants or options to purchase any such capital stock, each share of Series C-GE Convertible Preferred Stock, $0.01 par value per share, of the Company (“Company Series C-GE Stock”) issued and outstanding immediately prior to the Effective Time (individually, a “Series C-GE Share” and collectively, the “Series C-GE Shares”) (other than (1) Series C-GE Shares held by the Company, (2) Series C-GE Shares held by Parent or any Subsidiary of Parent and (3) any Dissenting Shares) shall be converted into the right to receive $0.78411 in cash and up to an additional $0.01518 in cash and such number of Parent Shares as have a market value (based on the Average Closing Price) of $0.09110 on the terms and conditions provided herein, and all of such Series C-GE Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and any certificate formerly representing such Series C-GE Shares immediately prior to the Effective Time shall thereafter represent only the right to receive such amount upon surrender of such certificate in accordance with Section 2.7(a); provided, however, that the first such cash amount shall be payable by the Paying Agent upon surrender of any such certificate and a letter of transmittal referred to in Section 2.7(a)(ii), and the second such cash amount and such Parent Shares shall be payable by the Escrow Agent out of the Escrow Account pursuant to the Escrow Agreement if and only to the extent that any such amounts become payable therefrom pursuant to Section 2.7; and provided, further, that in lieu of any fractional shares of Parent common stock, each stockholder’s Parent Shares shall be rounded down to the nearest whole number.

(g)                                 At the Effective Time, by virtue of the Merger and without any further action on the part of Merger Sub, the Company or any holder of any capital stock of the Company or Merger Sub or any warrants or options to purchase any such capital stock, each share of Series D Convertible Preferred Stock, $0.01 par value per share, of the Company (“Company Series D Stock”) issued and outstanding immediately prior to the Effective Time (individually, a “Series D Share” and collectively, the “Series D Shares”) (other than (1) Series D Shares held by the Company, (2) Series D Shares held by Parent or any Subsidiary of Parent and (3) any Dissenting Shares) shall be converted into the right to receive $3.51698 in cash and up to an additional $0.06811 in cash and such number of Parent Shares as have a market value (based on the Average Closing Price) of $0.40863 on the terms and conditions provided herein, and all of such Series D Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and any certificate formerly representing such Series D Shares immediately prior to the Effective Time shall thereafter represent only the right to receive such amount upon surrender of such certificate in accordance with Section 2.7(a); provided, however, that the first such cash amount shall be payable by the Paying Agent upon surrender of any such certificate and a letter of transmittal referred to in Section 2.7(a)(ii), and the second such cash amount and such Parent Shares shall be payable by the Escrow Agent out of the Escrow Account pursuant to the Escrow Agreement if and only to the extent that any such amounts become payable therefrom pursuant to Section 2.7; and provided, further, that in lieu of any fractional shares of

Parent common stock, each stockholder’s Parent Shares shall be rounded down to the nearest whole number.

(h)                                 The Common Shares, Series A Shares, Series B Shares, Series C-FM Shares, Series C-GE Shares and Series D Shares of the Company are referred to herein collectively as the “Shares” of the Company or the “Company Shares.”  Company Common Stock, Company Series A Stock, Company Series B Stock, Company Series C-FM Stock, Company Series C-GE Stock and Company Series D Stock are referred to herein collectively as the “Stock” of the Company or the “Company Stock.”

(i)                                     At the Effective Time, each Company Share held by the Company, Parent or any Subsidiary of Parent immediately prior to the Effective Time shall, by virtue of the Merger and without any further action on the part of Merger Sub, the Company or any holder of any capital stock of the Company or Merger Sub or any warrants or options to purchase any such capital stock, be canceled and cease to exist without payment with respect thereto and without surrender of any certificates formerly representing such Shares.

SECTION 2.5.                                                       Stock Options and Warrants.

(a)                                  All unexpired or unexercised options and warrants to purchase Company Common Stock that have been issued by the Company having been canceled and terminated by the Company on or prior to the date of this Agreement, no payment shall be given or made with respect to any of such options or warrants as a result of the Merger.

(b)                                 At the Effective Time, by virtue of the Merger and without any further action on the part of Merger Sub, the Company or any holder of any capital stock of the Company or Merger Sub or any warrants or options to purchase any such capital stock, each warrant to purchase Company Series D Stock that has not expired or been exercised on or prior to the date hereof shall be converted into the right to receive (x) an amount in cash equal to the amount by which (i) $3.51698 per Series D Share issuable upon the exercise thereof exceeds (ii) the exercise price per Series D Share issuable upon the exercise thereof and (y) up to an additional $0.06811 in cash and such number of Parent Shares as have a market value (based on the Average Closing Price) of $0.40863, on the terms and conditions provided herein, and each such warrant shall automatically be canceled and shall cease to exist and shall thereafter represent only the right to receive such amount upon surrender thereof in accordance with Section 2.7(b); provided, however, that the first such cash amount shall be payable by the Paying Agent upon surrender of such warrant and a letter of transmittal referred to in Section 2.7(b)(ii), and the second such cash amount and such Parent Shares shall be payable by the Escrow Agent out of the Escrow Account pursuant to the Escrow Agreement if and only to the extent that any such amounts become payable therefrom pursuant to Section 2.7; and provided, further, that in lieu of any fractional shares of Parent common stock, each warrant holder’s Parent Shares shall be rounded down to the nearest whole number.

(c)                                  At the Effective Time, by virtue of the Merger and without any further action on the part of Merger Sub, the Company or any holder of any capital stock of the Company or Merger Sub or any warrants or options to purchase any such capital stock, each outstanding option to purchase Company Series D Stock issued under the Company’s 2001 Stock Option

Plan that has not expired or been exercised on or prior to the date hereof shall be converted into the right to receive (x) an amount in cash equal to the amount by which (i) $3.51698 per Series D Share issuable upon the exercise thereof exceeds (ii) the exercise price per Series D Share issuable upon the exercise thereof and (y) up to an additional $0.06811 in cash and such number of Parent Shares as have a market value (based on the Average Closing Price) of $0.40863, on the terms and conditions provided herein, and each such option shall be deemed to have been canceled and shall cease to exist and shall thereafter represent only the right to receive such amount upon surrender of the Award Agreement evidencing such option in accordance with Section 2.7(b); provided, however, that the first such cash amount shall be payable by the Paying Agent upon surrender of such Award Agreement and a letter of transmittal referred to in Section 2.7(b)(ii), and the second such cash amount and such Parent Shares shall be payable by the Escrow Agent out of the Escrow Account pursuant to the Escrow Agreement if and only to the extent that any such amounts become payable therefrom pursuant to Section 2.7; provided, further, that in lieu of any fractional shares of Parent common stock, each option holder’s Parent Shares shall be rounded down to the nearest whole number; and provided, further, that the Paying Agent and the Escrow Agent shall deduct all required withholdings of federal, state and local income taxes, FICA, medicare, 401(k) plan and any other required withholdings from the amounts payable to employees of the Company and its Subsidiaries.

(d)                                 Nothing set forth herein shall restrict the right of holders of options or warrants to purchase Company Shares upon exercise of such options or warrants prior to the Effective Time.

SECTION 2.6.                                                       Dissenting Shares. Any Company Shares that are issued and outstanding immediately prior to the Effective Time and are held by any holder who properly exercises appraisal rights with respect thereto in accordance with Section 262 of the DGCL (“Section 262”) and who complies in all respects with the provisions thereof (the “Dissenting Shares”) shall not be converted as provided in Section 2.4, but the holder thereof shall instead be entitled solely to payment of the fair value of such Company Shares in accordance with the provisions of Section 262. Within ten days after the Effective Time, the Surviving Corporation shall notify all holders of record of Company Shares who have not signed written consents to the Merger on or prior to the date of this Agreement by sending a notice in the form attached hereto as Exhibit 2.6 by mail deposited in the United States mails on the date of this Agreement, and such holders shall have twenty days from the date of the mailing of such notice to demand from the Surviving Corporation appraisal of their Shares in accordance with Section 262. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise waive, withdraw or lose the right to appraisal under Section 262 or a court of competent jurisdiction shall determine that such holder is not entitled to the rights provided by Section 262, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares under Section 262 shall cease and terminate, and such Dissenting Shares shall be deemed to have been converted at the Effective Time as provided in Section 2.4.

SECTION 2.7.                                                       Exchange Procedures.

(a)                                  As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall mail to each holder of Company Shares (other than Shares held by Parent or the Company or their respective Subsidiaries) who has not signed a written consent to the Merger on or prior to the date of this Agreement, the following:

(i)                                     a letter in the form attached as Exhibit 2.7(a)(i) announcing that the Merger has become effective and enclosing the notice attached as Exhibit 2.6; and

(ii)                                  a letter of transmittal in the form attached as Exhibit 2.7(a)(ii) to accompany the surrender of any certificates representing such holder’s Shares to the Paying Agent.

(b)                                 As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall mail to each holder of outstanding warrants or options to purchase Company Series D Stock the following:

(i)                                     a letter in the form attached as Exhibit 2.7(b)(i) announcing that the Merger has become effective; and

(ii)                                  a letter of transmittal in the form attached as Exhibit 2.7(b)(ii) to accompany the surrender of such warrants or the Award Agreement for such options to the Paying Agent.

(c)                                  Upon surrender to the Paying Agent of a certificate representing Company Shares or a warrant or Award Agreement for options to purchase Company Series D Stock together with a letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such certificate, warrant or Award Agreement shall be entitled to receive from the Paying Agent payment of the cash amount provided in Section 2.4(b) or the first cash amount provided in Section 2.4(c), 2.4(d), 2.4(e), 2.4(f), 2.4(g), 2.5(b) or 2.5(c), as the case may be, in accordance with the Paying Agency Agreement.

(d)                                 As soon as practicable after the time for holders of record of Company Shares to demand appraisal of their Shares in accordance with Section 262 of the DGCL has expired, if any such holders shall so demand appraisal (the “Demanding Holders”), the Company, in consultation with its counsel, shall make a bona fide estimate of the amounts that could eventually become payable to the Demanding Holders and the potential costs and expenses of any associated appraisal proceedings (the total of such amounts, costs and expenses, hereinafter the “Potential Appraisal Costs”), and if the amount of Escrowed Cash held by the Escrow Agent at such time exceeds the Potential Appraisal Costs, such excess amount shall be distributed by the Escrow Agent in accordance with the Escrow Agreement to the participants in the Company’s Special Incentive Plan and Management Bonus Plan and the former holders of certificates representing Company Shares, warrants and Award Agreements who have surrendered the same to the Paying Agent together with a letter of transmittal as provided in Section 2.7(c) above. Pending the outcome of any appraisal proceedings, the amounts that would otherwise be payable to the Demanding Holders in accordance with the provisions of Section 2.4 hereof shall continue to be held by the Paying Agent in accordance with the Paying Agent Agreement, and the Potential Appraisal Costs shall continue to be held by the Escrow Agent, and upon completion of any appraisal proceedings, if any amount in excess of the amounts that would otherwise be payable to the Demanding Holders in accordance with the provisions of Section 2.4 hereof shall be determined to be payable to the Demanding Holders, the amounts that would otherwise be payable to the Demanding Holders in accordance with the provisions of Section 2.4 hereof shall be payable to the Demanding Holders by the Paying Agent in accordance with the Paying Agency Agreement, and the amounts in excess thereof shall be payable to the Demanding Holders by the Escrow Agent out of the funds remaining in the Appraisal Reserve (as defined in the Escrow Agreement); and if the amount that is determined to be payable to the Demanding Holders is less than the amounts that would otherwise be payable to the Demanding Holders in accordance with the provisions of Section 2.4 hereof, the amount that is so determined to be payable to the Demanding Holders shall be paid to them by the Paying Agent in accordance with the Paying Agency Agreement, and the remainder shall be paid by the Paying Agent to the Escrow Agent, to be deposited in the Escrow Account. If any Escrowed Cash is held by the Escrow Agent in the Escrow Account after all payments to the Demanding Holders and all costs and expenses of any associated appraisal proceedings have been paid or duly provided for, the amount of such remaining Escrowed Cash shall be distributed by the Escrow Agent in accordance with the Escrow Agreement to the participants in the Company’s Special Incentive Plan and Management Bonus Plan and the former holders of certificates representing Company Shares, warrants and Award Agreements who have surrendered the same to the Paying Agent together with a letter of transmittal as provided in Section 2.7(c) above.

(e)                                  If any Parent Shares remain in the Escrow Account after the Escrow Termination Date, promptly after the Escrow Termination Date the Escrow Agent shall distribute to each participant in the Company’s Special Incentive Plan and Management Bonus Plan and each former holder of certificates representing Company Shares, warrants and Award Agreements who has surrendered the same to the Paying Agent together with a letter of transmittal as provided in Section 2.7(c) above and who has also submitted an Investor Representation Letter in substantially the form attached as Exhibit 2.7(e) hereto (an “Investor Representation Letter”) a pro rata portion of such remaining Parent Shares (less any Parent Shares reserved for the payment of outstanding and unresolved indemnity claims pursuant to Section 7.2). The Escrow Agent shall reserve and retain from any Parent Shares remaining in the Escrow Account on the Escrow Termination Date a number of Parent Shares having a market value (based on the Average Closing Price) equal to the amount that Parent reasonably determines is necessary to satisfy unresolved indemnity claims pursuant to Section 7.2 pending as of the Escrow Termination Date and shall continue to hold such Parent Shares relating to each such unresolved indemnity claim until such claim has been finally resolved. Thereafter, promptly following the final resolution of each such remaining indemnity claim, the Escrow Agent shall distribute to such participants and such holders, on a pro rata basis, any remaining Parent Shares previously reserved for payment of such claim in accordance with this Section 2.7. If any participant in the Company’s Special Incentive Plan or Management Bonus Plan or any former holder of certificates representing Company Shares, warrants or Award Agreements shall fail to submit an Investor Representation Letter by the Escrow Termination Date, the Parent Shares that would otherwise be distributed to such participants and such holders shall be sold by the Escrow Agent in accordance with Rule 144 or another available exemption from the registration requirements of the Securities Act of 1933 at prevailing market prices and the net proceeds thereof shall be distributed to such participants and holders who do not submit such Investor Representations Letters in lieu of Parent Shares. Except as provided in the Paying Agency Agreement and the Escrow Agreement, no interest will be paid or will accrue on any amounts payable to such holders and such participants under the Paying Agency Agreement or the Escrow Agreement.

SECTION 2.8.                                                       No Further Ownership Rights in the Shares. All cash and Parent Shares paid upon conversion of the Shares in accordance with the terms of Article I and this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares.

SECTION 2.9.                                                       Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed eighteen months after the Effective Time shall be delivered to the Surviving Corporation or otherwise on the instruction of the Parent, and any holders of certificates representing Company Shares or warrants or Award Agreements for options to purchase Company Series D Stock who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation and Parent for the amounts payable with respect to such Company Shares or warrants or Award Agreements formerly represented thereby to which such holders are entitled pursuant to this Article II. Any such portion of the Exchange Fund remaining unclaimed by holders of Shares five (5) years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become subject to the abandoned property Law of any Governmental Entity) shall, to the extent permitted by Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

SECTION 2.10.                                                 No Liability. None of the Purchaser Group, the Company or the Surviving Corporation shall be liable to any Person in respect of any amounts payable from the Exchange Fund or the Escrow Account delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

SECTION 2.11.                                                 Investment of the Exchange Fund. Any cash included in the Exchange Fund shall be invested on a daily basis in one or more money market funds rated AAA by Moody’s or Standard & Poor’s. Any interest and other income resulting from such investments shall be disbursed in accordance with the provisions of the Paying Agency Agreement; provided that any interest or other income on the Exchange Fund shall be the property of and paid over to Parent as and when requested by Parent.

SECTION 2.12.                                                 Lost, Stolen, Misplaced, Mutilated or Destroyed Certificates. If any certificate representing Company Shares or warrant or Award Agreement for an option to purchase Company Series D Stock shall be lost, stolen, mutilated, misplaced or destroyed, upon the making of an affidavit of that fact by the Person claiming such loss and, if required by Parent, the posting by such Person of a bond in the form reasonably required by Parent as indemnity against any claim that may be made against it with respect thereto, the Surviving Corporation will deliver in exchange for such lost, stolen, misplaced, mutilated or destroyed certificate, warrant or Award Agreement the applicable amount payable with respect thereto.

SECTION 2.13.                                                 Withholding Rights. The Paying Agent and the Escrow Agent shall deduct and withhold from amounts payable pursuant to this Agreement to each participant in the Company’s Special Incentive Plan and Management Bonus Pool referred to in Section 2.3 or any holder of Company Shares, warrants or stock options such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of a Tax Law. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Shares, warrants or stock options in respect to which such deduction and withholding were made.

SECTION 2.14.                                                 Stock Transfer Books. The stock transfer books of the Company shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of Company Shares thereafter on the records of the Company.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedule delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Schedule”) (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified thereto), the Company hereby represents and warrants to the Purchaser Group as of the date hereof (and the Company acknowledges that the Purchaser Group is relying on those representations and warranties in entering into this Agreement) as follows:

SECTION 3.1.                                                       Organization and Qualification; Subsidiaries.

(a)                                  The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted and proposed by the Company to be conducted.

(b)                                 Section 3.1 of the Company Disclosure Schedule sets forth a list of all Subsidiaries of the Company, including the jurisdiction of incorporation, authorized and outstanding shares and shares owned by the Company. Each Subsidiary is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted and proposed by the Company to be conducted. Except as listed in Section 3.1 of the Company Disclosure Schedule, the Company does not own, directly or indirectly, beneficially or of record, any interest in a corporation, limited liability company, partnership or other business organization or other security of any other entity or any other investment in any other entity.

(c)                                  Each of the Company and its Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d)                                 The Company has heretofore made available or delivered to Parent accurate and complete copies of the certificate of incorporation and bylaws (or other similar governing instruments) and minute books, as currently in effect, of the Company and each of its Subsidiaries. The corporate minute books of the Company and its Subsidiaries correctly reflect in all material respects all corporate actions taken by the Company’s and its Subsidiaries’ directors and stockholders, respectively, and such minute books correctly record in all material respects all resolutions adopted by them.

SECTION 3.2.                                                       Capitalization of the Company and Its Subsidiaries.

(a)                                  The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock of the par value of $0.01 per share, of which 350,639 shares were issued and outstanding as of the close of business on June 30, 2006, and 25,000,000 shares of Preferred Stock of the par value of $0.01 per share, of which (i) 1,653,528 shares are designated as Company Series A Stock, of which 1,390,126 shares were issued and outstanding as of the close of business on June 30, 2006, including 1,125,364 shares evidenced by certificates and 264,762 shares issued as dividends to the holders thereof but not evidenced by certificates, (ii) 2,454,365 shares are designated as Company Series B Stock, of which 2,063,391 shares were issued and outstanding as of the close of business on June 30, 2006, including 1,670,400 shares evidenced by certificates and 392,991 shares issued as dividends to the holders thereof but not evidenced by certificates, (iii) 7,180,190 shares are designated as Company Series C-FM Stock, of which 6,036,404 shares were issued and outstanding as of the close of business on June 30, 2006, including 4,886,717 shares evidenced by certificates and 1,149,687 shares issued as dividends to the holders thereof but not evidenced by certificates, (iv) 3,673,470 shares are designated as Company Series C-GE Stock, of which 3,673,470 shares were issued and outstanding as of the close of business on June 30, 2006, all of which are evidenced by certificates, and (v) 4,888,185 shares are designated as Company Series D Stock, of which 4,320,886 shares were issued and outstanding as of the close of business on June 30, 2006, all of which are evidenced by certificates. Each of the outstanding shares of Company Series A Stock, Company Series B Stock, Company Series C-FM Stock, Company Series C-GE Stock and Company Series D Stock is convertible into Company Common Stock in accordance with the Company’s Restated Certificate of Incorporation, and all of the authorized but unissued Company Common Stock is reserved for issuance upon conversion thereof or exercise of outstanding stock options and warrants. All of the issued and outstanding Shares have been validly issued, and are duly authorized, fully paid, nonassessable and free of preemptive rights. None of the Shares were issued in violation of the Securities Act of 1933 or any other applicable Law. As of June 30, 2006, no shares of Company Common Stock were reserved for issuance and issuable upon or otherwise deliverable in connection with the exercise of outstanding Company Stock Options issued pursuant to the Company Option Plans, 68,908 shares of Company Common Stock were reserved for issuance and issuable upon or otherwise deliverable in connection with the exercise of outstanding unexpired warrants to purchase Company Common Stock that had not been terminated by the holders thereof, 371,055 shares of Company Series D Stock were reserved for issuance and issuable upon or otherwise deliverable in connection with the exercise of outstanding Company Stock Options issued pursuant to the Company 2001 Stock Option Plan and 52,608 shares of Company Series D Stock were reserved for issuance and issuable upon or otherwise deliverable in connection with the exercise of outstanding unexpired warrants to purchase Company Series D Stock. Since the Most Recent Balance Sheet Date, (a) no Company Shares have been issued other than pursuant to Company stock options or warrants already in existence on such date, (b) no Company stock options or warrants have been granted and (c) there has been no declaration or payment of any dividend or other distribution on and no repurchase of Company Shares. Except as set forth above, as of the date hereof, there are outstanding (i) no shares of capital stock or other voting equity securities of the Company; (ii) no securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of the Company; (iii) no options or other rights to acquire from the Company or any of its Subsidiaries, and no obligations of the Company or any of its Subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company; and (iv) no equity equivalents, interests in the ownership or earnings of the Company or other similar rights (including stock appreciation rights) (collectively, “Company Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. Except as otherwise set forth on Section 3.2(a) of the Company Disclosure Schedule, there are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party relating to the voting of any shares of capital stock of the Company. Section 3.2(a) of the Company Disclosure Schedule sets forth (x) the name of each holder of Company Securities and the number and class of Company Securities owned by such Person; (y) accurate and complete information regarding the current exercise price, date of grant, number granted of Company Stock Options for each holder thereof, and the applicable plan under which such options were granted; and (z) accurate and complete information regarding the current strike price, date of issuance, expiration date and shares purchasable for each holder of a Warrant to purchase Company Securities (“Warrant”).

(b)                                 Except as set forth in Section 3.2(b) of the Company Disclosure Schedule, all of the outstanding capital stock of the Company’s Subsidiaries is owned by the Company, directly or indirectly, free and clear of any Lien, other than Permitted Exceptions, or any other limitation or restriction (including any restriction on the right to vote or sell the same, except as may be provided as a matter of Law). Except as set forth in Section 3.2(b) of the Company Disclosure Schedule, there are no securities of the Company or its Subsidiaries convertible into or exchangeable for, no options or other rights to acquire from the Company or its Subsidiaries, and no other contract, understanding, arrangement or obligation (whether or not contingent) providing for the issuance or sale, directly or indirectly, of any capital stock or other ownership interest in, or any other securities of, any Subsidiary of the Company. There are no outstanding contractual obligations of the Company or its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other ownership interests in any Subsidiary of the Company.

(c)                                  The amounts set forth in Sections 2.3, 2.4 and 2.5 (i) identify all the consideration each holder of Company Shares, warrants and options to purchase Company Shares is entitled to receive in the Merger, (ii) are consistent with the relative rights and preferences of such holder set forth in the Company’s Restated Certificate of Incorporation and in accordance with Delaware law, and (iii) represent the sole consideration each such holder is entitled to receive as a result of the Merger or otherwise.

SECTION 3.3.                                                       Authority Relative to This Agreement, Consents and Approvals.

(a)                                  The Company has all necessary corporate power and authority to execute and deliver this Agreement, the Paying Agency Agreement, the Escrow Agreement and the other agreements contemplated herein (collectively, the “Ancillary Agreements”) and to consummate the transactions contemplated hereby and thereby. No other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the Ancillary Agreements or to consummate the transactions contemplated hereby and thereby (other than the Company Requisite Vote (as defined in Section 3.3(c)) with respect to the Merger). This Agreement and the Ancillary Agreements have been duly and validly executed and delivered by the Company and constitutes the valid, legal and binding agreements of the Company, enforceable against the Company in accordance with their respective terms.

(b)                                 The Board of Directors of the Company (the “Company Board”) has duly and validly authorized the execution and delivery of this Agreement and the Ancillary Agreements and approved the consummation of the transactions contemplated hereby and thereby and has taken all corporate actions required to be taken by the Company Board for the consummation of the transactions contemplated in this Agreement and the Ancillary Agreements and has unanimously resolved (i) that this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, including the Merger, are advisable and fair to, and in the best interests of, the Company and its stockholders; and (ii) to recommend that the stockholders of the Company approve and adopt the Merger as contemplated in this Agreement. The Company Board has directed that the Merger as contemplated in this Agreement be submitted to the stockholders of the Company for their approval.

(c)                                  The only votes of the holders of any class or series of capital stock of the Company required to approve the Merger and the other transactions contemplated by this Agreement and the Ancillary Agreements (the “Company Requisite Vote”) are as follows:

(i)                                     the approval by the holders of at least 60% of the outstanding shares of Company Series A Stock, Company Series B Stock, Company Series C-FM Stock, Company Series C-GE Stock and Company Series D Stock, voting separately as a single class in which the holders of each such series cast such number of votes as such holders would have been entitled to cast if such series had been converted into Company Common Stock on the date hereof in accordance with the Company’s Restated Certificate of Incorporation; and

(ii)                                  the approval by the holders of a majority of the Company Common Stock voting together with the holders of Company Series A Stock, Company Series B Stock, Company Series C-FM Stock, Company Series C-GE Stock and Company Series D Stock as a single class in which the holders of each such preferred series cast such number of votes as such holders would have been entitled to cast if such shares of Company Series A Stock, Company Series B Stock, Company Series C-FM Stock, Company Series C-GE Stock and Company Series D Stock had been converted into Company Common Stock on the date hereof in accordance with the Company’s Restated Certificate of Incorporation.

(d)                                 The Company has obtained pursuant to Section 228 of the DGCL and provided to Parent written consents of stockholders of the Company sufficient to constitute the Company Requisite Vote, which written consents have been delivered to the Company’s Secretary at its principal place of business to be filed with the minutes of the proceedings of the Company’s stockholders.

SECTION 3.4.                                                       Financial Statements.

(a)                                  Attached to Section 3.4 of the Company Disclosure Schedule are (collectively, the “Financial Statements”) (i) the audited consolidated balance sheets as of December 31, 2005 and December 31, 2004 and the related consolidated statements of operations and accumulated deficit, and cash flow of the Company and its Subsidiaries, examined by and accompanied by the report of Berenson LLP, independent public accountants, and (ii) the unaudited consolidated balance sheet as of May 31, 2006 (respectively, the “Most Recent Balance Sheet” and the “Most Recent Balance Sheet Date”) and the related consolidated statements of income, cash flow and changes in stockholders’ equity of the Company and its Subsidiaries for the five months then ended (the “Interim Financials”).

(b)                                 The Financial Statements have been prepared in accordance with (a) the books and records of the Company and (b) United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except, in the case of the Interim Financials, for the omission of footnotes, and subject to normal year-end adjustments), and, in each case, fairly present in all material respects (i) the consolidated financial position of the Company and its Subsidiaries as of the dates thereof, (ii) the results of their consolidated operations, cash flows and changes in stockholders’ equity (deficit) for the periods then ended (subject, in the case of the Interim Financials statements, to normal year-end adjustments) and (iii) changes in their consolidated financial position for the respective periods covered thereby. Since December 31, 2005, there has not been any change, or any application or request for any change, by the Company or any of its Subsidiaries in accounting principles, methods or policies for financial accounting or for Tax purposes. The books and records of the Company are correct and complete in all material respects insofar as required for the preparation of the Financial Statements.

SECTION 3.5.                                                       Consents and Approvals; No Violations.

(a)                                  Except for (i) such filings, permits, authorizations, consents and approvals as may be required by or under, and other applicable requirements of, state securities or blue sky Laws, (ii) such filings, permits, authorizations, consents and approvals relating or applicable to the Purchaser Group and not the Company or any of its Subsidiaries as may be required, (iii) such filing and recordation of the Certificate of Merger as is required by the DGCL or (iv) such filings, permits, authorizations, consents and approvals as are set forth in Sections 3.5(a) or (b) of the Company Disclosure Schedule, no filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery by the Company of this Agreement or the Ancillary Agreements or the consummation by the Company of the transactions contemplated hereby and thereby.

(b)                                 Except as set forth in Section 3.5(b) of the Company Disclosure Schedule, neither the execution, delivery and performance of this Agreement or the Ancillary Agreements by the Company nor the consummation by the Company of the transactions contemplated hereby and thereby will (i) conflict with or result in any breach of any provision of the respective certificate of incorporation or bylaws (or similar governing documents) of the Company or any of its Subsidiaries, (ii) result in a violation or breach of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, cancellation of, acceleration or result in any loss of any benefit, or the creation of any Lien on any of the property or assets of the Company or its Subsidiaries (other than Permitted Exceptions) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or affected, or (iii) conflict with or violate any Law, order, judgment or decree applicable to the Company or any of its Subsidiaries or any of their respective properties or assets except, in the case of subsections (ii) and (iii) for violations, breaches or defaults which do not have or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or its Subsidiaries.

SECTION 3.6.                                                       Notes and Accounts Receivable. All notes and accounts receivable of the Company and its Subsidiaries shown on the Most Recent Balance Sheet or thereafter acquired by the Company and its Subsidiaries have been collected or are current and collectible in the ordinary course at the aggregate recorded amounts thereof on the Company’s and its Subsidiaries’ books, less the allowance for uncollectible accounts provided on the Most Recent Balance Sheet, as such allowances may have been adjusted on the Company’s and its Subsidiaries’ books in the ordinary course of business to date, which adjustment, if any, is disclosed in Section 3.6 of the Company Disclosure Schedule. No note or account receivable of the Company or its Subsidiaries is subject to any counterclaim or setoff.

SECTION 3.7.                                                       Property.

(a)                                  Section 3.7(a) of the Company Disclosure Schedule contains a list and brief description of all the Company’s and its Subsidiaries’ Real Property, all of which is either leased or subleased. Neither the Company nor any of its Subsidiaries owns any real estate, including, without limitation, the Real Property. The Company has delivered or made available to Parent copies of the leases by which the Company or its Subsidiaries acquired a leasehold interest in the Real Property.

(b)                                 The Company and its Subsidiaries own all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) reflected as owned in the books and records of the Company and its Subsidiaries (including all of properties and assets reflected in the Financial Statements and the Most Recent Balance Sheet as well as all of the material properties and assets purchased or otherwise acquired by the Company and its Subsidiaries since the date of the Financial Statements) free and clear of any Lien except for the Permitted Exceptions.

(c)                                  Except as set forth in Section 3.7(c) of the Company Disclosure Schedule, with respect to the Real Property listed in Section 3.7(a) of the Company Disclosure Schedule, (i) the Company and its Subsidiaries possess good and marketable leasehold title to the applicable real estate and improvements, (ii) no consents are required by the landlords under the applicable leases to the transactions contemplated by this Agreement and (iii) no default exists under such leases nor has any event occurred which, with the giving of notice or the passage of time, or both, would constitute a default under such leases.

SECTION 3.8.                                                       Material Contracts.

(a)                                  Except as set forth on Section 3.8 of the Company Disclosure Schedule (collectively, the “Material Contracts”), the Company is not bound by or a party to:

(i)                                     any Contractual Obligation (or group of related Contractual Obligations) (x) with any customer which provides for annual services billings in excess of $50,000 or (y) for the purchase of inventory, raw materials, commodities, supplies, goods, products, equipment or other tangible or intangible personal property, or for the receipt of services which provides for aggregate payments by the Company in excess of $50,000, in each case, for the twelve month period ended May 31, 2006;

(ii)                                  (x) any capital lease or (y) any other lease or other Contractual Obligation relating to the Equipment, in each case providing for aggregate rental payments in excess of $50,000, under which any Equipment is held or used by the Company;

(iii)                               any Contractual Obligation (or group of related Contractual Obligations) relating to the acquisition or disposition of any assets of the Company having an aggregate value in excess of $50,000 other than in the ordinary course of business;

(iv)                              any Contractual Obligation of the Company relating to any (x) acquisition or disposition of securities, (y) merger, consolidation or other business combination or (z) series or group of related transactions or events of the type specified in clauses (x) and (y) above;

(v)                                 any Contractual Obligation restricting the right of any Person to compete in any line of business (whether the Company is subject to or the beneficiary of such obligations);

(vi)                              any Contractual Obligation under which the Company is, or may become, obligated to incur any severance pay or special compensation obligations which would become payable by reason of this Agreement or the Ancillary Agreements;

(vii)                           any Contractual Obligation under which the Company is, or may, have any Liability to any investment bank, broker, financial advisor, finder or other similar Person (including an obligation to pay any legal, accounting, brokerage, finder’s, or similar fees or expenses in connection with this Agreement);

(viii)                        any Contractual Obligation providing for the employment or consultancy with an individual on a fulltime, part-time, consulting or other basis or otherwise providing Compensation or other benefits to any officer, director, employee or consultant (other than an Employee Benefit Plan);

(ix)                                any Contractual Obligation under which the Company has advanced or loaned an amount to any of its employees other than in the ordinary course of business;

(x)                                   any Contractual Obligation relating to Indebtedness of the Company;

(xi)                                any other Contractual Obligation (or group of related Contractual Obligations), the performance of which involves consideration in excess of $50,000 per year (other than any Contractual Obligations with customers or vendors of the Company) or that is otherwise material to the business of the Company or its Subsidiaries.

(b)                                 True and complete copies of all Material Contracts have been provided to Parent. All provisions of the Material Contracts are valid and enforceable obligations of the Company or its Subsidiaries, as applicable, and, to the Company’s Knowledge, the other parties thereto. None of the Company or its Subsidiaries nor, to the Company’s Knowledge, any other party to any Material Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder. Neither the Company nor any of its Subsidiaries has received any written notice of the intention of any party to terminate any Material Contract whether as a termination for convenience or for default of the Company or any of its Subsidiaries thereunder. Upon consummation of the Merger, each Material Contract shall continue in full force and effect without penalty or other adverse consequences.

(c)                                  Except as set forth in Section 3.8(c) of the Company Disclosure Schedule, no customer or vendor contract or agreement which would have constituted a Material Contract if in effect as of the date hereof has expired or been terminated since December 31, 2005. None of the Company or its Subsidiaries has been notified in writing that in the event of a sale or change of ownership of any of the Company or its Subsidiaries, any of the Material Contracts would reasonably be expected to be terminated or modified in a manner which would reasonably be expected to have a Material Adverse Effect on the Company. None of the Company or its Subsidiaries is a party to any covenant or agreement which prohibits, limits, restricts or otherwise adversely affects the right of any of such entities to provide the services, and at the prices, it currently provides or engage in any other business as a consequence of the Merger or otherwise.

SECTION 3.9.                                                       Permits. Section 3.9 of the Company Disclosure Schedule contains a true and complete list of all Permits currently maintained by the Company or its Subsidiaries. Except as set forth on Section 3.9 of the Company Disclosure Schedule, the Company and its Subsidiaries have all Permits required for the operation of their business as presently conducted, all such Permits are currently in full force and effect and no misrepresentations or negligent omissions of any material fact were made by the Company or its Subsidiaries in obtaining any such Permits. No proceedings have been instituted or, to the Company’s Knowledge, are threatened or contemplated seeking the suspension, termination, modification, revocation, alteration or amendment of any Permits or to declare any of them invalid in any respect. The Company and its Subsidiaries do not Know of any reason for any challenge to, or revocation or limitation of, the Permits.

SECTION 3.10.                                                 Litigation. Section 3.10 of the Company Disclosure Schedule contains a true and complete list of all Claims pending or, to the Company’s Knowledge, threatened against (i) the Company or any of its Subsidiaries, or (ii) any of their respective properties or assets, at law or in equity, or before or by any Governmental Entity. Except as set forth on Section 3.10 of the Company Disclosure Schedule, there are no Claims which, if adversely decided, would have, or would reasonably be expected to have, a Material Adverse Effect on the Company, or would question, or would likely question, the validity of this Agreement or the Ancillary Agreements or any action to be taken by the Company in connection with the consummation of the transactions contemplated hereby and thereby or otherwise prevent or delay the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements. Section 3.10 of the Company Disclosure Schedule contains a true and complete list of any Orders.

SECTION 3.11.                                                 Absence of Changes. Except as disclosed in Section 3.11 of the Company Disclosure Schedule, since December 31, 2005:

(a)                                  the business of the Company and each of its Subsidiaries has been carried on only in the ordinary and usual course consistent with past practice, and none of the Company or its Subsidiaries has incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, which do or which would reasonably be expected to have, and there have been no events, changes or effects with respect to the Company or its Subsidiaries which do or which would reasonably be expected to have a Material Adverse Effect on the Company.

(b)                                 the Company and/or any of its Subsidiaries have not (i) discharged or satisfied any Lien, or paid any Liability, other than current Liabilities due and payable in the ordinary course of business; (ii) waived any rights or cancelled any debts owed to or claims of the Company or its Subsidiaries; (iii) made any capital expenditures or any capital additions or betterment which individually exceed $50,000 or which in the aggregate exceed $100,000; (iv) sold or otherwise disposed of any material portion of its assets, tangible or intangible, except in the ordinary course of business; (v) declared or paid any dividends or made any other distribution on or in respect of, or directly or indirectly purchased, retired, redeemed, or otherwise acquired, any shares of the Company’s or its Subsidiaries’ capital stock, (vi) paid or agreed to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance pay to any of the Company’s or its Subsidiaries’ present or former stockholders, directors, officers, agents or employees, whether under any existing pension or other plan or otherwise, or increased the compensation (including salaries, fees, commissions, bonuses, profit sharing, incentive, pension, retirement or other similar payments) being paid as of or after December 31, 2005, to any of the Company’s or its Subsidiaries’ stockholders, directors, officers, agents or employees; or (vii) except for employment compensation in the ordinary course of business consistent with past practice, made any payments to or on behalf of the Company’s or its Subsidiaries’ stockholders whether for previously contracted liabilities, management fees, dividends or otherwise.

SECTION 3.12.                                                 Absence of Undisclosed Liabilities. Except as set forth in Section 3.12 of the Company Disclosure Schedule, the Company has no material Liabilities, and there is no existing condition, situation or set of circumstances that would reasonably be expected to result in a material Liability, other than:

(a)                                  Liabilities disclosed or provided for in the Most Recent Balance Sheet;

(b)                                 Liabilities incurred in the ordinary course of business and consistent with past practice since the Most Recent Balance Date;

(c)                                  Liabilities under this Agreement;

(d)                                 Liabilities not required under GAAP to be shown on the Most Recent Balance Sheet (other than by reason of the contingent nature thereof or the difficulty of determining the amount thereof), unless such Liabilities obligate, or would reasonably be expected to obligate, the Company or any Subsidiary for the payment of money; and

(e)                                  contractual obligations incurred in the ordinary course of business under contracts entered into prior to the Most Recent Balance Sheet Date.

SECTION 3.13.                                                 Tax Matters. The Company and its Subsidiaries have filed all income Tax Returns and other Tax Returns required by law to be filed by it prior to the date of this Agreement, in each case, subject to applicable extensions. All Tax Returns for the Company and its Subsidiaries have heretofore been made available by the Company to Parent and such returns are true, correct, and complete in all material respects. Except as disclosed in Section 3.13 of the Company Disclosure Schedule: (a) all Taxes due, whether or not shown thereon as owing by the Company and its Subsidiaries on all such Tax Returns have been fully paid; (b) (i) the provisions for taxes other than the reserve for deferred Taxes on the Most Recent Balance Sheet and the Financial Statements are sufficient for all accrued and unpaid Taxes as of the date thereof and since the Most Recent Balance Sheet Date, neither the Company nor any of its Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses (as defined in GAAP) outside the ordinary course of business consistent with past custom and practice and (ii) all Taxes which the Company and its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party have been properly withheld and remitted to the appropriate taxing authority; (c) there are no claims pending, or to the Company’s Knowledge, threatened, for Taxes against the Company or its Subsidiaries with respect to any period ending as of or prior to the date hereof; (d) the Company and its Subsidiaries have not waived, or agreed to the extension of, the statute of limitations with respect to any Tax Return; (e) the Company and its Subsidiaries have no liability for Taxes for any Person (other than the Company and its Subsidiaries) under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign income Tax law) as a transferee or successor by contract or otherwise; and (f) the Company and its Subsidiaries have maintained their respective records with respect to Taxes in a commercially reasonable manner. No property of the Company or its Subsidiaries is subject to any liens for Taxes, other than liens for Taxes not yet due and payable. No agreement, contract, arrangement to which the Company or any of its Subsidiaries is a party may result in the payment of any amount that would not be deductible by reason of Section 280G or Section 404 of the Code. The Company is not and never has been a party to any tax-sharing or tax allocation agreement nor does Company or its Subsidiaries have any liability or potential liability to another party under such agreement.

SECTION 3.14.                                                 Compliance with Law. The Company and its Subsidiaries have complied with and are not in default under (and have not been charged or, to the Company’s

Knowledge, threatened with, and are not under an investigation with respect to, any charge concerning any violation of) any provision of Law, including, but not limited to, compliance with federal, state or local requirements for Permits from the various federal, state and local Governmental Entities that regulate the Company’s and its Subsidiaries’ business.

SECTION 3.15.                                                 Customers.

(a)                                  Section 3.15(a) of the Company Disclosure Schedule lists the names and addresses of all of the Company’s and its Subsidiaries’ customers with whom or which the Company or its Subsidiaries have done business since January l, 2003 and who have contributed at least $100,000 in revenues to the Company or its Subsidiaries during any fiscal year period since January 1, 2003, together with the amount of such business in the Company’s or its Subsidiaries’ current fiscal year through May 31, 2006.

(b)                                 Except as disclosed on Section 3.15(b) of the Company Disclosure Schedule, since December 31, 2005, none of the customers listed on Section 3.15(a) of the Company Disclosure Schedule has materially reduced using or ceased using the Company or its Subsidiary for services, and the Company has no Knowledge that any such customer has terminated or has given the Company notice that it intends to terminate a material portion of its normal business with the Company or its Subsidiaries as a result of the transactions contemplated in this Agreement or for any other reason.

SECTION 3.16.                                                 Insurance. Section 3.16 of the Company Disclosure Schedule sets forth the insurance policies maintained by the Company and its Subsidiaries and their respective coverage and renewal dates. All policies of fire, liability, workers’ compensation, director and officer, malpractice and professional liability and other forms of insurance providing insurance coverage to or for any of the Company and its Subsidiaries for the last three years have been made available to Parent and (i) the Company or its Subsidiaries are named insured under such policies, (ii) all premiums required to be paid with respect thereto covering all periods up to and including the Effective Time have been paid, (iii) there has been no lapse in coverage under such policies during any period for which the Company and its Subsidiaries have conducted their respective operations, and (iv) no notice of cancellation or termination has been received with respect to any such policy. None of the Company or its Subsidiaries has any obligation for retrospective premiums for any period prior to the Effective Time. All such policies are in full force and effect and will remain in full force and effect to and including the Effective Time, unless replaced with comparable insurance policies having comparable terms and conditions. Except as set forth in Section 3.16 of the Company Disclosure Schedule, all such insurance policies of the Company and its Subsidiaries will continue to be in effect, unless replaced, immediately after the Effective Time, without limit as to time, for occurrences prior to the Effective Time. Since December 31, 2005, there have been no material claims made with respect to such policies prior to the date hereof. Except as disclosed in Section 3.16 of the Company Disclosure Schedule, no insurer has put the Company on notice that coverage was denied with respect to any claim submitted to such insurer by the Company.

SECTION 3.17.                                                 Corporate Records and Designations. Section 3.17 of the Company Disclosure Schedule sets forth (a) a list of all banks or financial institutions with which the Company or its Subsidiaries have an account, deposit, certificate of deposit or safe deposit box along with identifying numbers and the names of all persons authorized to draw thereon or have access thereto; (b) the names of all incumbent directors and officers of the Company and its Subsidiaries and of all incumbent trustees and committee members under any of the Employee Benefit Plans or related trusts; (c) the names of all Persons having powers of attorney from the Company or its Subsidiaries and a summary statement of the terms thereof; and (d) a description and identification of any insurance policies held or paid for by the Company or its Subsidiaries on the lives of any of its key management, officers or directors.

SECTION 3.18.                                                 Labor Relations.

(a)                                  Except as disclosed in Section 3.18(a) of the Company Disclosure Schedule, (a) the Company and its Subsidiaries are not a party to, or negotiating, and have no obligations under, any agreement, collective bargaining or otherwise, with any party relating to the compensation or working conditions of any of the Company’s or its Subsidiaries’ employees; (b) the Company and its Subsidiaries are not obligated under any agreement to recognize or bargain with any labor organization or union on behalf of its employees; (c) the Company has no Knowledge of any union organizational or representational activities under way among any of the Company’s or its Subsidiaries’ employees; and (d) neither the Company nor any of its Subsidiaries has been charged or, to the Company’s Knowledge, threatened with a charge of any unfair labor practice. There are no existing or, to the Company’s Knowledge, threatened labor strikes, slowdowns, disputes, grievances or disturbances affecting or which might affect operations at, deliveries of services, by the Company or its Subsidiaries or deliveries from or into, any of the Company’s or its Subsidiaries facilities. No work stoppage has occurred or is pending or, to the Company’s Knowledge, is threatened with respect to employees of the Company or its Subsidiaries.

(b)                                 The Company and its Subsidiaries have not committed any act or failed to take any required action with respect to any of its employees which has resulted or which may result in a violation of ERISA, or similar legislation as it affects any employee benefit or welfare plan of the Company or its Subsidiaries; the Immigration Reform and Control Act of 1986; the National Labor Relations Act, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Occupational Safety and Health Act; Executive Order 11246; the Fair Labor Standards Act; the Rehabilitation Act of 1973; and all regulations under such Acts, and all other Laws relating to the employment of labor, including any provisions thereof relating to wages, hours, collective bargaining, the payment of Social Security and similar taxes, unemployment and workmens’ compensation laws, any labor relations laws, or any governmental regulations promulgated thereunder, as the same affect relationships or obligations of the Company or its Subsidiaries with respect to any of the Company’s or its Subsidiaries’ employees, and which will or reasonably could result in any liability, penalty, fine or the like being imposed upon the Company or its Subsidiaries. Neither the Company nor its Subsidiaries are liable for any arrearage of wages or taxes or penalties for failure to comply with any of the foregoing, and there are no proceedings before any court, governmental agency, instrumentality or arbitrator relating to such matters, including any unfair labor practice claims, either pending or threatened.

(c)                                  The Company has provided Parent with complete and accurate lists of the names and compensation paid to each person employed by the Company during the year ended December 31, 2005. Set forth on Section 3.18(c) of the Company Disclosure Schedule are the

names and titles of all of the Company’s and its Subsidiaries’ employees as of May 31, 2006, that have not been paid together with a statement of the amount due to each such person to such date, a summary of the basis on which each such person is compensated if the basis is other than a fixed salary rate, and any changes in any of the foregoing since December 31, 2005. Except as set forth on Section 3.18(c) of the Company Disclosure Schedule, no person is employed by the Company or its Subsidiaries other than at the will of the Company or its Subsidiaries for an indefinite period of time.

SECTION 3.19.                                                 Employee Plans.

(a)                                  Section 3.19(a) of the Company Disclosure Schedule sets forth a true and complete list, as of the date hereof, of all “employee benefit plans,” as defined in Section 3(3) of the Employment Retirement Income Security Act of 1974, as amended (“ERISA”), all employment, severance, termination, change in control, indemnification, consulting, individual compensation or similar agreements, and all bonus, profit sharing or other incentive compensation, executive compensation, stock option or other stock-related rights, deferred compensation, stock purchase, vacation pay, salary continuation, hospitalization, medical or other health benefits, life insurance or other insurance coverage, workers’ compensation, supplemental unemployment benefits, retirement benefit, retiree welfare benefit coverage, scholarship or other educational assistance, or similar agreements (in each case, whether written or unwritten) for which the Company or any ERISA Affiliate has any obligation or liability (contingent or otherwise) with respect to any current or former employee of the Company or any of its Subsidiaries (each an “Employee Benefit Plan” and collectively, the “Employee Benefit Plans”, whether or not governed by ERISA or considered an employee benefit plan under Section 3(3) of ERISA). For purposes of this Agreement, “ERISA Affiliate” means any Person that, together with the Company, would be treated as a single employer under Section 414 of the Code or Section 4001 of ER/SA and any general partnership of which the Company is or has been a general partner. None of the Employee Benefit Plans is a multiemployer plan, as defined in Section 3(37) of ERISA (“Multiemployer Plan”), or is or has been subject to Sections 4063 or 4064 of ER/SA (“Multiple Employer Plans”), and neither the Company nor any EP/SA Affiliate contributes to or has any liability under any Multiemployer Plan.

(b)                                 True, correct and complete copies of the following documents, to the extent such documents are applicable with respect to each of the Employee Benefit Plans, have been made available or delivered to Parent by the Company: (i) the plan and related trust documents, and amendments thereto currently in effect; (ii) the most recent Form 5500 and schedules thereto; (iii) the most recent Internal Revenue Service (“IRS”) determination letter; (iv) the three most recent financial statements, annual testing reports and actuarial valuations prepared for such Employee Benefit Plans, if applicable; (v) the most recent summary plan descriptions; (vi) policies and practices; (vii) insurance policies; and (viii) communications in the last three years to or from the Internal Revenue Service, the U.S. Department of Labor, or other Governmental Entities with respect to the Employee Benefit Plans.

(c)                                  Except as disclosed in Section 3.19(c) of the Company Disclosure Schedule: (i) all material payments required to be made by or under any Employee Benefit Plan, any related trusts, or any collective bargaining agreement or pursuant to Law have been made by the due date thereof (including any valid extension); (ii) the Company and its ERISA Affiliates have timely performed all obligations required to be performed by them under any Employee Benefit Plan or applicable law; (iii) the Employee Benefit Plans have been executed, managed and administered in compliance with their terms and the requirements of ERISA, the Code and other applicable Laws; (iv) there are no actions, suits, arbitrations or claims (other than routine claims for benefits) pending or, to the Company’s Knowledge, threatened with respect to any Employee Benefit Plan or any fiduciary of such a Plan by any participant, beneficiary, or government agency; and (v) the Company and its ERISA Affiliates have no liability as a result of any “prohibited transaction” (as defined in Section 406 of ERISA and Section 4975 of the Code) for any excise Tax or civil penalty.

(d)                                 Except as set forth in Section 3.19(d) of the Company Disclosure Statement:

(i)                                     None of the Employee Benefit Plans is subject to Title IV of ERISA and neither the Company nor any ERISA Affiliate has maintained an employee benefit plan subject to Title IV of ERISA in the past five years, including, without limitation, any multiemployer plans. Neither the Company nor any ERISA Affiliate has any liability under Title IV of ERISA.

(ii)                                  Neither the Company nor any ERISA Affiliate or any organization to which the Company or any ERISA Affiliate is a successor or parent corporation, within the meaning of Section 4069(b) of ERISA, has engaged in any transaction within the last five years which might be alleged to come within the meaning of Section 4069 of ERISA.

(e)                                  Each of the Employee Benefit Plans which is intended to be “qualified” within the meaning of Section 401(a) of the Code has been determined by the IRS to be so “qualified” and the trusts maintained pursuant thereto are exempt from federal income taxation under Section 501 of the Code, and the Company Knows of no fact which would adversely affect the qualified status of any such Employee Benefit Plan or the exemption of such trust in each case.

(f)                                    Except as set forth in Section 3.19(t) of the Company Disclosure Schedule or as required by other applicable Law, none of the Employee Benefit Plans provide for retiree health, retiree medical or retiree life insurance coverage for any participant or any beneficiary of a participant.

(g)                                 Except as set forth in Section 3.19(g) of the Company Disclosure Schedule, no stock or other security issued by the Company forms or has formed a material part of the assets of any Employee Benefit Plan.

(h)                                 Except as contemplated by this Agreement or disclosed in Section 3.19(h) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will by itself or in combination with any other event: (i) result hi any bonus, retirement, severance or other payment becoming due, or increase the amount of compensation due, to any current or former employee of the Company or any of its Subsidiaries; (ii) increase any benefits otherwise payable under any Employee Benefit Plan; (iii) result in the acceleration of the time of payment or vesting of any such material benefits or (iv) result in any job security or similar benefit or increased such benefit.

(i)                                     Except as set forth in Section 3.19(i) of the Company Disclosure Schedule, there are no amounts payable under any contract, plan or arrangement (written or otherwise) covering any employee or former employee of the Company or any of its ERISA Affiliates that would not be deductible pursuant to the terms of Sections 162(m) or 280G of the Code.

(j)                                     The Company and its ERISA Affiliates do not maintain, sponsor or have any liability (contingent or otherwise) with respect to any Employee Benefit Plan outside the United States.

(k)                                  Except as specifically provided in the documents described in Section 3.19(k) of the Company Disclosure Schedule, there are no amendments, modifications, extensions, changes in benefits or benefit structures, or other alterations which are currently in effect or which the stockholders or the Company have undertaken to become effective in the future, or which the Company ha Knowledge of, to any of the Employee Benefit Plans.

(l)                                     None of the Company, any Subsidiary, any ERISA Affiliate, any of the Plans, any trust created thereunder, nor to the Company’s Knowledge, any trustee or administrator thereof has engaged in a transaction or has taken or failed to take any action in connection with which the Company, any Company Subsidiary or any ERISA Affiliate could be subject to any material liability for either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975, 4976 or 4980B of the Code.

(m)                               Except as set forth in Section 3.19(m) of the Company Disclosure Schedule, neither the Company nor any ERISA Affiliate is a party to any agreement or understanding, whether written or unwritten, with the Pension Benefit Guaranty Corporation, the Internal Revenue Service, the Department of Labor or the Centers for Medicare & Medicaid Services. No representations or communications, oral or written, with respect to participation, eligibility for benefits, vesting, benefit accrual or coverage under any Plan have been made to employees, directors or agents (or any of their representatives or beneficiaries) of the Company or any Subsidiary which are not in accordance with the terms and conditions of the Plans.

(n)                                 No “leased employee,” as that term is defined in section 414(n) of the Code, performs services for the Company or any ERISA Affiliate. The Company and each Subsidiary has at all times been in material compliance with applicable law regarding the classification of employees and independent contractors.

(o)                                 Except as set forth in Section 3.19(o) of the Company Disclosure Schedule, neither the Company nor any related person (within the meaning of Code Section 9701(e)(2)) has any liability under Subtitle J of the Code (Coal Industry Health Benefits).

SECTION 3.20.                                                 Intellectual Property.

(a)                                  All Intellectual Property owned by the Company or its Subsidiaries, and each license to use any Intellectual Property necessary for the conduct of their businesses, except for computer software licenses that are commercially available and under $10,000 in cost, is listed in Section 3.20(a) of the Company Disclosure Schedule. Section 3.20(a) of the Company Disclosure Schedule also includes a brief description of the Intellectual Property, and if registered, the registration number, country or state of registration and the date of issuance of such registration.

(b)                                 The Company and its Subsidiaries own, or possess adequate licenses or other valid rights to use, all Intellectual Property owned by or used in connection with the business of the Company and its Subsidiaries as currently conducted or as reasonably contemplated to be conducted, and in each case, such ownership, license or other valid right to use is free and clear of any Liens and sublicenses (other than Permitted Exceptions).

(c)                                  With respect to all Intellectual Property that is registered with a Governmental Entity, such Intellectual Property is currently in compliance with all applicable legal requirements of the Governmental Entity (including payment of filing, examination, maintenance and/or renewal fees), is validly registered, subsisting, enforceable, in full force and effect, has not been cancelled, expired or been abandoned and is not subject to any unpaid maintenance fees, taxes or actions. All such registered Intellectual Property is recorded in the name of the Company or a Subsidiary and to the extent such registered Intellectual Property was assigned to the Company or a Subsidiary, such assignment has been properly recorded with the appropriate governmental authority. There are no pending proceedings or actions before any court or tribunal (including the U.S. Patent and Trademark Office or any counterpart foreign authority anywhere in the world) relating to any such registered Intellectual Property.

(d)                                 The use by the Company of any Intellectual Property owned by the Company and its Subsidiaries does not infringe upon, misappropriate or otherwise violate the rights of any Person, and neither the Company nor any Subsidiary (or any person that uses and is authorized to use any Intellectual Property of the Company or any Subsidiary) has received written notice alleging any infringement, misappropriation, or other violation by the Company, a Subsidiary or any person authorized to use the Intellectual Property of the Company or a Subsidiary.

(e)                                  The use by the Company of any Intellectual Property claimed to be owned by any other Person is in accordance with any applicable license granted by such person pursuant to which the Company or any of its Subsidiaries acquired the right to use such Intellectual Property.

(f)                                    To the Company’s Knowledge, no person is challenging, infringing upon or otherwise violating any right of the Company or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to the Company or its Subsidiaries.

(g)                                 Neither the Company nor any of its Subsidiaries has received any written notice of any Claim, pending or not, with respect to any Intellectual Property used by the Company or its Subsidiaries.

(h)                                 No Intellectual Property owned by and/or licensed to the Company or its Subsidiaries is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property.

(i)                                     Neither the Company nor any of its Subsidiaries has made any claim of a violation or infringement by others of its Intellectual Property or, to the Company’s Knowledge, has a basis to make any such claim in the future.

(j)                                     The Company and each Subsidiary has taken reasonable steps to preserve the confidentiality of its trade secrets and other confidential information of the Company and Subsidiaries.

(k)                                  To the extent any Intellectual Property was created or contributed to by an employee or contractor of the Company or a Subsidiary, the Company or the Subsidiary, as appropriate, has a written agreement with the employee or contractor with respect to such Intellectual Property, pursuant to which the Company or the Subsidiary, as appropriate, has obtained complete, unencumbered and unrestricted ownership, and is the exclusive owner, of such Intellectual Property by valid assignment or otherwise. To the Company’s Knowledge, all such employees and contractors remain in compliance with such written agreements.

(l)                                     Neither the Company nor any Subsidiary has transferred to any Person ownership of, or granted to any Person any license or any right to use that is in effect as of the date hereof, or authorized the retention of any rights to use, with respect to any Intellectual Property, except for a nonexclusive object code end user license or an access right license where the user must access the Company’s or a Subsidiary’s system through the Company’s or a Subsidiary’s Internet web site.

(m)                               No third party possesses any copy of or has any license or right to access any source code for any software that is part of the Intellectual Property owned by the Company or any Subsidiary.

(n)                                 All software that is a part of the Intellectual Property is original, contains no “open source” software nor is dependent on the same, is not in the public domain, contains no third party software or components thereof, was not developed with any government or third party funding, or at or with the facilities of a university, college or other educational institution or research center, is substantially free of bugs, errors, viruses and other defects and contaminants and functions substantially in accordance with the specifications in existence for such software.

(o)                                 All software that is a part of the Intellectual Property includes all source code, tools, and other software necessary to build, modify, debug and operate the current versions or releases of the software or application service provider products of the Company and each Subsidiary substantially in the same manner in which such products are currently operating. The Company and each Subsidiary, as appropriate, take commercially reasonable actions to back up their software, databases and systems in a manner sufficient to enable resumed or continued functioning in all material respects following a hardware, telecommunications or other interruption or operation failure.

(p)                                 The consummation of the Merger will not alter nor impair the Company’s or any Subsidiary’s rights to own or use any Intellectual Property.

SECTION 3.21.                                                 Brokers. Except as set forth in Section 3.21 of the Company Disclosure Schedule, neither the Company nor its Subsidiaries have paid or shall have any liability whatsoever for any fees, commissions, or expense reimbursement of agents, brokers, finders, investment bankers, or other Persons related to the transactions contemplated by this

Agreement, including, without limitation, fees and expenses of counsel, accountants, brokers and investment advisors. The Company has made available to Parent true and correct copies of all agreements and engagement letters between the Company and Persons that have been paid or shall be entitled to any payment relating to the Merger or any other transactions contemplated by this Agreement.

SECTION 3.22.                                                 Potential Competing Interests. Except as set forth in Section 3.22 of the Company Disclosure Schedule, no officer, director, or principal stockholder of the Company or its Subsidiaries or any individual in such officer’s or director’s immediate family is a party to any agreement, contract, commitment or transaction with the Company or its Subsidiaries or has any interest in any real or personal property used by the Company or its Subsidiaries, other than standard employment arrangements with employees.

SECTION 3.23.                                                 Environmental Matters.

(a)                                  As used in this Section 3.23, the term “Hazardous Material” shall mean any substance, chemical, contaminant, or waste (including, without limitation, asbestos, polychlorinated biphenyls (PCBs), pesticides, and petroleum) that is designated or defined (either by inclusion in a list of materials or by reference to exhibited characteristics) as hazardous, toxic or dangerous, or as a pollutant or contaminant in any federal, state or local environmental, health or safety law, code or ordinance, now existing or hereafter in effect, and all rules and regulations promulgated thereunder, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. §§ 9601 et seq., the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. §§ 6901 , the Clean Water Act, 33 U.S.C. §§ 1251 et seq., the Clean Air Act, 42 U.S.C. §§ 7401 et seq., and all other similar federal, state, and local laws, statutes, and ordinances (collectively defined as “Environmental Laws”).

(b)                                 The Company and its Subsidiaries have duly complied with, and the business of the Company and its Subsidiaries is in full compliance with, the provisions of all Environmental Laws. The Company and its Subsidiaries have been issued all federal, state and local permits, licenses, certificates and approvals required, pursuant to any Environmental Laws, for the operation of their business. A true, accurate and complete list of all such permits, licenses, certificates and approvals is set forth in Section 3.23 of the Company Disclosure Schedule.

(c)                                  Neither the Company nor any of its Subsidiaries has received any notice of, or Knows of or suspects, any fact(s) (i) which might constitute violations of any Environmental Laws, or (ii) which indicate that there exists any liability or corrective or remedial obligation arising under any Environmental Laws, associated with the operation of their business or with any of the Real Property currently or formerly occupied by the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries has received or Knows of any complaint, order, directive, claim, citation, notice of violation, or notice of potential liability from any governmental authority or any other Entity with respect any environmental, health or safety matters affecting the Company or its Subsidiaries, their business, or any of the Company’s or its Subsidiaries’ assets.

(d)                                 Except in compliance with Environmental Laws, there has been no emission, spill, release, disposal, discharge or threatened release of any Hazardous Material into or upon the air, soils, water, improvements, or sewer, septic system, or waste treatment, storage or disposal system, at, under or from any real property currently or formerly occupied by the Company or its Subsidiaries.

(e)                                  The Company and its Subsidiaries have provided Parent with all information in their possession concerning any environmental conditions relating to the operation of their business or the Real Property occupied by the Company or its Subsidiaries.

SECTION 3.24.                                                 Immigration Matters. The Company and its Subsidiaries have complied with all relevant provisions of Section 274A of the Immigration and Nationality Act, as amended (the “Immigration Act”). Without limiting the foregoing, (a) each “employee” (as that term is defined in the Immigration Act) of the Company or its Subsidiaries is permitted to be so employed in the United States under the Immigration Act; (b) the Company and its Subsidiaries have examined (and made copies of, if applicable) the documents presented by said employee to establish appropriate employment eligibility under the Immigration Act; (c) the Company and its Subsidiaries have completed and required each employee to complete a Form I-9 verifying employment eligibility under the Immigration Act; (d) the Company and its Subsidiaries have retained each such completed Form I-9 for the length of time required under the Immigration Act, and (e) no monetary penalties have been assessed against the Company or its Subsidiaries for violation of Section 274A of the Immigration Act.

SECTION 3.25.                                                 HIPAA Compliance Regulations. The Company and its Subsidiaries are and have been in compliance with all applicable provisions of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), including but not limited to the Electronic Health Care Transactions and Code Sets standards and the standards for privacy of electronically transmitted individually identifiable health information published by the Secretary of the Health and Human Services.

SECTION 3.26.                                                 FCPA. None of the Company, any Subsidiary or, to the Knowledge of the Company, any of its agents, employees or other persons acting on behalf of the Company has, in the course of its actions for or on behalf of the Company, used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

SECTION 3.27.                                                 Accuracy of Disclosure. Neither this Agreement nor any certificate, schedule, statement, document or instrument to be executed by the Company in connection with the negotiation, execution or consummation of the transactions contemplated by this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement, in light of the circumstances under which it was made, not misleading.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

The Purchaser Group hereby represents and warrants to the Company as of the date hereof (and the Purchaser Group acknowledges that the Company is relying on those representations and warranties in entering into this Agreement) as follows:

SECTION 4.1.                                                       Organization.

(a)                                  Parent is a corporation duly organized, validly existing and in good standing under the Laws of the state of Georgia and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted or proposed by Parent to be conducted.

(b)                                 Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted or proposed by Parent to be conducted.

SECTION 4.2.                                                       Authority Relative to This Agreement.

(a)                                  The Purchaser Group has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. No other corporate proceedings on the part of the Purchaser Group are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Purchaser Group and constitutes a valid, legal and binding agreement of the Purchaser Group, enforceable against the Purchaser Group in accordance with its terms.

(b)                                 The Boards of Directors of Parent (the “Parent Board”) and Merger Sub and Parent as the sole stockholder of Merger Sub have duly and validly authorized the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and have taken all corporate actions required to be taken by such Boards of Directors and Parent as the sole stockholder of Merger Sub for the consummation of the transactions contemplated by this Agreement.

SECTION 4.3.                                                       Consents and Approvals; No Violations.

(a)                                  Except for (i) such filings, permits, authorizations, consents and approvals as may be required by or under, and other applicable requirements of, federal and state securities or blue sky Laws, (ii) such filings, permits, authorization, consents and approvals relating or applicable to the Company or any of its Subsidiaries and not the Purchaser Group or any of its Subsidiaries or (iii) such filing and recordation of the Certificate of Merger as required by the DGCL, no filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery by the Purchaser Group of this Agreement or the consummation by the Purchaser Group of the transactions contemplated hereby.

(b)                                                                 Neither the execution, delivery and performance of this Agreement by Parent or Merger Sub nor the consummation by Parent or Merger Sub of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective certificate of incorporation or bylaws (or similar governing documents) of Parent or Merger Sub or any of Parent’s Subsidiaries, or (ii) conflict with or violate any Law applicable to the Purchaser Group or any of its Subsidiaries or any of their respective properties or assets except, in the case of subsection (ii) for violations, breaches or defaults which do not have or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

SECTION 4.4.                                                       SEC Filings; Financial Statements.

(a)                                  Parent has filed all registration statements, forms, reports and other documents required to be filed by the Parent with the Securities and Exchange Commission (“SEC”) since June 30, 2003, all of which are publicly available on the SEC’s EDGAR system. All such registration statements, forms, reports and other documents are referred to herein as the “Parent SEC Reports.”  The Parent SEC Reports (i) at the time filed, were prepared in compliance in all material respects with the applicable requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Parent SEC Reports or necessary in order to make the statements in such Parent SEC Reports, in the light of the circumstances under which they were made, not misleading. As used in this Section 4.4, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b)                                 Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained in or incorporated by reference in the Parent SEC Reports at the time filed (i) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and (ii) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act). Each of the consolidated balance sheets (including, in each case, any related notes and schedules) contained or incorporated by reference in the Parent SEC Reports at the time filed fairly presented in all material respects the consolidated financial position of the Parent and its subsidiaries as of the dates indicated and each of the consolidated statements of operations, shareholders’ equity and cash flows contained or incorporated by reference in the Parent SEC Reports (including, in each case, any related notes and schedules) fairly presents in all material respects the results of operations, changes in shareholders’ equity and cash flows, as the case may be, of the Parent and its subsidiaries for the periods set forth therein, except that the unaudited interim financial statements were subject to normal and recurring year-end adjustments which were not expected to be material in amount.

(c)                                  To Parent’s knowledge, its stock option grant practices comply with applicable law and any non-cash compensation expense related to stock option grants, if any, has been properly recorded in Parent’s financial statements in accordance with GAAP.

SECTION 4.5.                                                       Litigation. There is no Claim pending or, to Parent’s Knowledge, threatened against Parent or any of its Subsidiaries or any of their respective properties or assets, including by or before any Governmental Entity, which as of the date hereof, if adversely decided, would question the validity of this Agreement or any action to be taken by Parent in connection with the consummation of the transactions contemplated hereby, or could otherwise prevent or materially delay the consummation of the transactions contemplated by this Agreement.

SECTION 4.6.                                                       No Prior Activities. Except for obligations incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby, Merger Sub has neither incurred any obligation or liability to nor engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any Person.

SECTION 4.7.                                                       Brokers. Other than Lane, Berry & Co. International, LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other advisory fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Merger Sub.

SECTION 4.8.                                                       Funding. Parent has financial resources required to make the payments described in Article II. After making the deposits provided for in Section 2.1, Parent is solvent and has sufficient resources to conduct its operations in the ordinary course of business for an indefinite period of time.

SECTION 4.9.                                                       Accuracy of Disclosure. Neither this Agreement nor any certificate, schedule, statement, document or instrument furnished by the Purchaser Group to the Company or any of its stockholders in connection with the negotiation, execution or consummation of the transactions contemplated by this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make the statement, in light of the circumstances under which it was made, not misleading.

ARTICLE V
ADDITIONAL AGREEMENTS

SECTION 5.1.                                                       Public Announcements. Each of the Purchaser Group and the Company will consult with one another, and Parent shall cause Merger Sub to consult with the Company, before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, including, without limitation, the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by any applicable Governmental Entity or Law, in which case the issuing party shall use its reasonable best efforts to consult with the other parties before issuing any such release or making any such public statement.

SECTION 5.2.                                                       Fees and Expenses. Whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses. As used in this Agreement, “Expenses” includes all reasonable expenses (including, without limitation, all reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with, or related to, the authorization, preparation, negotiation, execution and performance of this Agreement, and the transactions contemplated hereby, including the preparation, filing, printing and mailing of the Proxy Statement and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereby.

SECTION 5.3.                                                       Indemnification; Directors’ and Officers’ Insurance. The Surviving Corporation shall indemnify and hold harmless those persons who were directors and officers of the Company prior to the Effective Time from and against liability to the same extent that such persons were indemnified by the Company prior thereto and shall cause to be maintained in effect policies of directors’ and officers’ liability insurance for six years after the Effective Time for the benefit of those persons who are covered by the Company’s directors’ and officers’ liability insurance policies at the Effective Time, providing coverage with respect to matters occurring prior to the Effective Time that is at least equal to the coverage provided under the Company’s current directors’ and officers’ liability insurance; provided that such coverage to such persons is at an annual cost not greater than 150 percent of the premium for the current Company directors’ and officers’ liability insurance policies; provided, further that if such insurance cannot be so maintained at such cost, the Surviving Corporation shall maintain as much of such insurance as can be so maintained at a cost equal to 150 percent of the current annual premiums of the Company for such insurance.

ARTICLE VI
CLOSING

SECTION 6.1.                                                       Closing Deliveries of the Company. At the Closing, the Company shall deliver, or cause to be delivered, to Parent each of the following documents:

(a)                                  A certificate, dated as of the Closing Date, of the chief executive officer or other senior officer of the Company to the effect that:

(i)                                     Each of the representations and warranties of the Company contained herein, to the extent qualified by materiality or Material Adverse Effect, are true and, to the extent not qualified by materiality or Material Adverse Effect, are true in all material respects, in each case, as of the Closing Date;

(ii)                                  The Company has performed or complied in all material respects with all agreements and conditions contained herein required to be performed or complied with by it prior to or at the time of the Closing; and

(iii)                               The Company and its Subsidiaries have no Indebtedness, other than Indebtedness outstanding under that certain Loan Agreement between the

Company and EBENX, Inc. dated August 31, 2001 (the “EBENX Loan Agreement”);

(b)                                 The opinion of Sullivan & Cromwell LLP, counsel to the Company, in the form attached hereto as Exhibit 6.1(b);

(c)                                  Employment agreements in the form attached hereto as Exhibit 6.1(c) (“Employment Agreements”) executed by the individuals named therein;

(d)                                 The Paying Agency Agreement and the Escrow Agreement as executed by the Company;

(e)                                  Evidence reasonably satisfactory to Parent that (i) each of the 14% Notes has been satisfied and any Lien related thereto has been released; and (ii) all other Indebtedness of the Company or any Subsidiary (other than Indebtedness under the EBENX Loan Agreement) has been satisfied and any Liens related thereto have been released;

(f)                                    The Certificate of Merger as executed by the Company;

(g)                                 Copies of the minutes or written consents of the Board of Directors and stockholders of the Company approving the Merger and the other transactions contemplated herein and in the Ancillary Agreements;

(h)                                 Copies of all consents, approvals, waivers and authorizations of any Governmental Entity or other Person (including releases of all Liens other than Permitted Exceptions) set forth in Section 3.7(c) of the Company Disclosure Schedule or the failure to obtain which would have, or would reasonably be likely to have, a Material Adverse Effect on the Surviving Corporation or the Purchaser Group after giving effect to the Merger; and

(i)                                     Investor Representation Letters executed by each holder of capital stock, warrants or options in the Company who has signed a written consent to the Merger on or before the date of this Agreement.

SECTION 6.2.                                                       Closing Deliveries of Parent. At the Closing, Parent shall deliver to the Company each of the following documents:

(a)                                  A certificate, dated the Closing Date, of the chief executive officer or other senior officer of Parent to the effect that:

(i)                                     Each of the representations and warranties of the Purchaser Group contained herein, to the extent qualified by materiality or Material Adverse Effect, are true and, to the extent not qualified by materiality or Material Adverse Effect, are true in all material respects, in each case, as of the Closing Date; and

(ii)                                  Parent has performed or complied in all material respects with all agreements and conditions contained herein required to be performed or complied with by it prior to or at the time of the Closing and has caused Merger Sub to perform or comply in all material respects with all agreements and conditions contained herein required to be performed or complied with by Merger Sub prior to or at the time of the Closing;

(b)                                 The Paying Agency Agreement and the Escrow Agreement as executed by Parent;

(c)                                  Evidence that the cash and shares set forth in Section 2.1 have been deposited in accordance therewith and are available for the purposes set forth herein on the Closing Date; and

(d)                                 The opinion of DLA Piper Rudnick Gray Cary US, LLP, counsel to Parent, in the form attached hereto as Exhibit 6.2(d)

SECTION 6.3.                                                       Filing of the Certificate of Merger. Upon satisfaction or waiver of each of the foregoing conditions, the parties hereto shall cause the Certificate of Merger to be filed with the Secretary of State of Delaware as soon as practicable, and in any event no later than the close of business on the Closing Date.

ARTICLE VII
SURVIVAL AND INDEMNIFICATION

SECTION 7.1.                                                       Survival. The representations and warranties of the parties hereto contained in this Agreement shall survive the Closing until 18 months after the Effective Time (the “Escrow Termination Date”). Notwithstanding the foregoing, any representation and warranty with respect to which indemnity may be sought pursuant to this Article VII, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section 7.1 if notice of a claim of breach or potential breach thereof giving rise to such right or potential right of indemnity shall have been given to the Person against whom such indemnity may be sought prior to such time, until such claim has been finally resolved. All covenants and agreements contained herein shall survive until six months after the date of the final performance thereof or the applicable statutes of limitation, whichever is earlier.

SECTION 7.2.                                                       Indemnification from Escrow Account. Subject to the limitations in this Article VII, Parent (including the Surviving Corporation after the Effective Time) and its officers, directors, employees, agents, Affiliates, successors and assigns who were not officers, directors, employees or agents of the Company prior to the Effective Time (the “Covered Parties”) shall be indemnified and held harmless for, and shall be entitled to recover from the Escrow Account, the full amount of any Adverse Consequences incurred or suffered by the Covered Parties, or any of them, directly or indirectly, as a result of:

(a)                                  any inaccuracy in any representation or warranty of the Company contained in this Agreement or any certificate delivered pursuant to this Agreement, in each case, as such representation or warranty would read if all qualifications as to “materiality,” including each reference to the defined term “Material Adverse Effect,” were deleted;

(b)                                 any breach of any covenant or agreement by the Company contained in this Agreement;

(c)                                  any claim by any present or former holder of Company Shares, or warrants or options to purchase Company Shares, with respect to: (i) any Company Shares or warrants or options to purchase Company Shares that such holder owned as of the Closing Date for amounts payable hereunder or any other payment arising from or due as a result of the Merger or (ii) any cash distribution or dividend declared by the board of directors of the Company before the Effective Time;

(d)                                 any payments to any holders of Dissenting Shares, upon exercise of appraisal rights and completion of any associated appraisal proceedings in connection with the Merger, and all related costs and expenses in connection with such payments; provided, that, recovery for such payments shall be limited to the Appraisal Reserve; and

(e)                                  the failure of the Company to satisfy prior to Closing any Indebtedness of the Company or any Subsidiary (other than Indebtedness in the amounts and of the types set forth on Schedule 6.1(a)(iv)) and to cause the release of any Liens related thereto.

SECTION 7.3.                                                       Indemnification by Parent. Parent shall indemnify and hold harmless the persons who were officers, directors, employees, agents or stockholders of the Company prior to the Effective Time (the “Company Covered Parties”) from and against, and shall pay to such persons the full amount of any Adverse Consequences resulting to such persons from, (a) any inaccuracy in any representation or warranty by the Purchaser Group contained in this Agreement and (b) any breach of any covenant or agreement by the Purchaser Group contained in this Agreement.

SECTION 7.4.                                                       Indemnity Threshold and Limit of Liability.

(a)                                  Except for claims for indemnification based upon fraud, inaccuracies in representations or warranties confined in Sections 3.1, 3.2, 3.3 and 3.13, amounts payable under Sections 7.2(c), (d) or (e) or any breach of any covenant or agreement by the Company, the Covered Parties shall not be entitled to recover from the Escrow Account the amount of any Adverse Consequences arising from the breach of, or inaccuracy in, any representation or warranty described therein unless and until the aggregate amount of all such Adverse Consequences incurred or suffered by the Covered Parties as a result of the breach of any and all representations and warranties of the Company exceed $100,000 (at which point the Covered Parties will be entitled to recover solely from the Escrow Account the full amount of such Adverse Consequences in excess of $100,000). Notwithstanding the preceding sentence, the maximum aggregate amount of damages incurred or suffered by the Covered Parties that they may recover from the Escrow Account for the breach(es) of the Company’s representations and warranties under this Agreement will be $3,000,000.

(b)                                 Except for claims for indemnification based upon fraud (with respect to which there will be no limitation), all indemnification claims by the Covered Parties hereunder shall be satisfied by payment in cash (other than Escrowed Cash) so long as cash remains in the Escrow Account and has not been reserved for a particular purpose, and if no cash is available in the Escrow Account solely by delivery to Parent of certificates duly endorsed for transfer, representing Parent Shares in accordance with and subject to the provisions of the Escrow Agreement. The number of Parent Shares to be delivered to Parent in payment of any claims for indemnification shall be determined by dividing (i) the aggregate dollar amount of such claims, by (ii) the Average Closing Price, rounded to the nearest share. Any cash or Parent Shares so delivered pursuant to the provisions hereof shall be treated as an adjustment to the Merger consideration.

(c)                                  Except for claims for indemnification based upon fraud, inaccuracies in representations or warranties contained in Sections 4.1, 4.2 and 4.3, or any breach of any covenant or agreement by Parent, the Company Covered Parties shall not be entitled to recover from Parent the amount of any Adverse Consequences arising from the breach of, or inaccuracy in, any representation or warranty described therein unless and until the aggregate amount of all such Adverse Consequences incurred or suffered by the Company Covered Parties as a result of the breach of any and all representations and warranties of the Company exceed $100,000. Notwithstanding the preceding sentence, the maximum aggregate liability of the Parent for the breach(es) of its representations and warranties under this Agreement will be $3,000,000.

SECTION 7.5.                                                       Exclusive Remedy. The Purchaser Group and the Company acknowledge and agree that the foregoing indemnification provisions in this Article VII shall be the exclusive remedy with respect to a breach of the representations, warranties and covenants contained in this Agreement, except in the case of fraud; provided, however, this Article VII shall not prohibit equitable remedies, including without limitation, specific performance or injunctive relief.

SECTION 7.6.                                                       Stockholder Representative.

(a)                                  Thomas B. Pennell (the “Stockholder Representative”) has been appointed as the agent and attorney-in-fact for and on behalf of the persons who were participants in the Company’s Special Incentive Plan or Management Bonus Plan or who were stockholders, or holders of options or warrants of the Company prior to the Effective Time (collectively, the “Recipients”), to give and receive notices and communications, to authorize delivery or payment to holders of Dissenting Shares or to Parent of cash and/or Parent Shares in the Escrow Account in satisfaction of claims, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to such claims, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement. Notwithstanding the foregoing, the Stockholder Representative shall have no authority to bind GE Capital Equity Investments, Inc. (“GE Equity”) in connection with the settlement of any matter involving an admission of any wrongdoing by, or that is reasonably likely to otherwise adversely affect the reputation of, GE Equity or any affiliate thereof. No bond shall be required of the Stockholder Representative, and the Stockholder Representative shall not receive compensation for its services.

(b)                                 The Stockholder Representative shall not be liable to the Recipients or Parent for any act done or omitted hereunder or under the Escrow Agreement as the Stockholder Representative while acting in good faith. A decision, act, consent or instruction of the Stockholder Representative pursuant to this Agreement or under the Escrow Agreement shall be final, binding and conclusive upon the Recipients and the Escrow Agent, and Parent may rely upon any such decision, act, consent or instruction of the Stockholder

Representative as being the decision, act, consent or instruction of the Recipients. The Escrow Agent and Parent are hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholder Representative provided that they acted in good faith.

SECTION 7.7.                                                       Indemnification Procedures.

(a)                                  In the event that any written claim or demand for which an indemnifying party (an “Indemnifying Party”) may have liability to any party seeking indemnification pursuant to this Article VII (the “Indemnified Party”) hereunder, is asserted against or sought to be collected from any Indemnified Party by a third party (a “Third Party Claim”), such Indemnified Party shall promptly notify the Indemnifying Party in writing of such Third Party Claim, the amount or the estimated amount of damages sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Third Party Claim), any other remedy sought thereunder, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto (a “Claim Notice”); provided, however, that the failure timely to give a Claim Notice shall affect the rights of an Indemnified Party hereunder only to the extent that such failure has a prejudicial effect on the defenses or other rights available to the Indemnifying Party with respect to such Third Party Claim. The Indemnifying Party shall have 30 days (or such lesser number of days set forth in the Claim Notice as may be required by court proceeding in the event of a litigated matter) after receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party that it desires to defend the Indemnified Party against such Third Party Claim.

(b)                                 The Indemnifying Party shall be entitled to participate in the defense of a Third Party Claim and, subject to the limitations set forth in this Article VII, shall be entitled to control and appoint lead counsel for such defense, in each case at its expense, provided that the Indemnifying Party (i) has a reasonable basis for concluding that such defense may be successful and (ii) diligently contests and defends such Third Party Claim. Notice of the intention to contest and defend shall be given by the Indemnifying Party to the Indemnified Party within fifteen (15) business days after the Indemnified Party’s notice of such Third Party Claim (but, in all events, at least five (5) business days prior to the date that an answer to such Third Party Claim is due to be filed). Reputable attorneys reasonably acceptable to the Indemnified Party employed by the Indemnifying Party shall conduct such contest and defense.

(c)                                  If the Indemnifying Party shall assume the control of the defense of any Third Party Claim in accordance with the provisions of this Section 7.7, (i) the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld) before entering into any settlement of such Third Party Claim and (ii) the Indemnified Party shall be entitled to participate in the defense of any Third Party Claim and to employ separate counsel of its choice for such purpose. The fees and expenses of such separate counsel shall be borne by the Indemnified Party; provided that if the Indemnified Party would be entitled to indemnification hereunder, the Indemnifying Party shall pay the fees and expenses of such separate counsel (i) incurred by the Indemnified Party prior to the date the Indemnifying Party assumes control of the defense of the Third Party Claim, (ii) if representation of both the Indemnifying Party and the Indemnified Party by the same counsel would create a conflict of interest, or (iii) if the Indemnified Party reasonably determines that the Indemnifying Party is not adequately representing the Indemnified Party. Notwithstanding the foregoing provisions of this Section 7.7, if (x) a Third Party Claim seeks relief other than the payment of monetary damages, (y) the subject matter of a Third Party Claim relates to the ongoing business of the Indemnified Party, which Third Party Claim, if decided against the Indemnified Party, would adversely affect the ongoing business or reputation of the Indemnified Party or (z) the Indemnified Party would not be fully indemnified with respect to such Third Party Claim, then, in each such case, the Indemnified Party alone shall be entitled to contest, defend and settle such Third Party Claim in the first instance and, if the Indemnified Party does not contest, defend or settle such Third Party Claim, the Indemnifying Party shall then have the right to contest and defend (but not settle) such Third Party Claim. The Indemnified Party may not concede, settle or compromise any Third Party Claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

(d)                                 The Indemnified Party and the Indemnifying Party shall cooperate in order to ensure the proper and adequate defense of a Third Party Claim, including, to the extent permitted by Law, by providing access to each other’s relevant business records and other documents, and employees, subject to customary covenants of confidentiality. The Indemnified Party and the Indemnifying Party shall use reasonable best efforts to avoid production of confidential or competitively sensitive information (consistent with applicable Law), and to cause all communications among employees, counsel and others representing any party to a Third Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.

ARTICLE VIII
MISCELLANEOUS

SECTION 8.1.                                                       Entire Agreement; Assignment.

(a)                                  This Agreement (including any exhibits, schedules and annexes to this Agreement), and the Company Disclosure Schedule constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof other than the Confidentiality Agreement.

(b)                                 Parent and the Surviving Corporation shall have the right to assign this Agreement and their rights hereunder to any purchaser or other successor to the business of the Company or all or substantially all of the assets of the Surviving Corporation. Except as provided in the preceding sentence, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party hereto, by operation of Law (including, but not limited to, by merger or consolidation) or otherwise, without the prior written consent of the other party (or, in the case of the Company after the Merger has become effective, of the Stockholder Representative), which shall not be unreasonably withheld. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 8.2.                                                       Notices. All notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed given (a) five (5) business days following sending by registered or certified mail, postage prepaid, (b) when delivered, if delivered personally to the intended recipient, or (c) one (1) business day following sending by overnight delivery via a national courier service, and in each case, addressed to a party at the following address for such party:

if to Parent or to Merger Sub, to:	A.D.A.M., Inc. 1600 RiverEdge Parkway, Suite 100 Atlanta, Georgia 30328 Attention: Kevin Noland

with a copy to:	DLA Piper Rudnick Gray Cary US, LLP 1201 West Peachtree Street, N.E. Suite 2800 Atlanta, Georgia 30309 Attention: Michael E. Rubinger, Esq.

if to the Company, to:	Online Benefits, Inc. 333 Earle Ovington Blvd Uniondale, NY 11553 Attn: Alan Cohen, President

with a copy to:

Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
Attn: Richard R. Howe, Esq.

and

Online Benefits, Inc.
333 Earle Ovington Blvd
Uniondale, NY 11553
Attn: Jack Donahue, Chief Financial Officer

if to the Stockholder Representative, to:	Thomas B. Pennell Pennell Venture Partners LLC 332 Bleecker Street #6K New York, N.Y. 10014

with a copy to	Sullivan & Cromwell LLP 125 Broad Street New York, NY 10004 Attn: Richard R. Howe, Esq.

or to such other address as the Person to whom notice is to be given may have previously furnished to the other in writing in the manner set forth above.

SECTION 8.3.                                                       Governing Law; Consent to Jurisdiction. This Agreement and the legal relations among the parties hereto shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware, without regard to its conflict of laws tales, and each party hereto hereby consents to the nonexclusive jurisdiction of the Federal and State Courts located in the State of Delaware for purposes of any suit, action or proceeding that may be brought arising out of or resulting from this Agreement.

SECTION 8.4.                                                       Waiver of Jury Trial. EACH OF THE COMPANY, PARENT AND MERGER SUB HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 8.5.                                                       Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

SECTION 8.6.                                                       Parties in Interest. Subject to Section 8.1(b), this Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person, other than the Covered Parties and the Company Covered Parties under Article VII.

SECTION 8.7.                                                       Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

SECTION 8.8.                                                       Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 8.9.                                                       Interpretation.

(a)                                  The words “hereof,” “herein,” “hereby” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including”

are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in tiffs Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time, amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

(b)                                 The phrase “made available” in this agreement shall mean that the information referred to has been actually delivered in hard copy or electronic format to the party to whom such information is to be made available wherever such party may be located at the time of such delivery.

(c)                                  The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

SECTION 8.10.                                                 Definitions.

(a)                                  “Adverse Consequences” means all Claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, charges, reasonable amounts paid in settlement, liabilities, obligations, Taxes, liens, losses, damages (including diminution of value), deficiencies, costs of investigation, court costs, and other expenses (including interest, penalties, and reasonable attorneys’ fees and expenses, whether in connection with third party claims or claims among the parties hereto for the enforcement of the provisions of this Agreement, but net of any insurance recoveries with respect thereto.

(b)                                 “Affiliate” means, with respect to any specified Person at any time means, (i) each Person directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person at such time, (ii) each Person who is at such time an officer or director of such specified Person and (iii) if applicable, with respect to any individual, (A) such Person’s spouse and (B) each parent, brother, sister or child of such Person.

(c)                                  “Average Closing Price” means the arithmetic average of the last reported sale price of a share of Parent’s Common Stock as reported on the Nasdaq SmallCap Market for the twenty (20) consecutive trading days ending on the third (3rd) Business Day immediately preceding the Closing.

(d)                                 “Business Day” means any day other than a Saturday, Sunday or legal holiday in the State of Delaware.

(e)                                  “Claims” means claims, suits, actions, proceedings or known investigations.

(f)                                    “Code” means the Internal Revenue Code of 1986, as amended.

(g)                                 “Contractual Obligation” means, with respect to any Person, any written contract, agreement, deed, mortgage, lease, license, commitment, promise, undertaking, arrangement or understanding, or other document or instrument (including any document or instrument evidencing or otherwise relating to any debt) to which or by which such Person is a party or otherwise subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.

(h)                                 “Governmental Entity” means a foreign, federal, state, local, municipal or other, court, tribunal, department, commission, board, bureau, instrumentality, administrative body, regulatory body, agency or other governmental authority.

(i)                                     “Indebtedness” of any Person means all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) under capital leases and (iv) in the nature of guarantees of the obligations described in clauses (i) through (iii) above of any other Person.

(j)                                     “Intellectual Property” means any or all of the following and all statutory or common law rights throughout the world in, arising out of, or associated with the following: (i) trademarks, trademark rights, trade names, trade name rights, trade dress, and other indications of origin, corporate names, brand names, logos, certification rights, and service marks, including all goodwill associated with all of the foregoing, and all applications, registrations and renewals in connection with all of the foregoing, in any jurisdiction; (ii) inventions, discoveries and ideas (whether patentable or unpatentable and whether or not reduced to practice), and all patents, patent rights, applications for patents (including, without limitation, provisional applications and divisions, continuations, continuations-in-part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; (iii) trade secrets, know-how, confidential information, and other proprietary rights and information; (iv) all works of authorship, whether copyrightable or not and including software and web site content and graphics, copyrights, mask works, copyright and mask work registrations and applications and renewals in connection therewith, in any jurisdiction, domestic or foreign (collectively, “Copyrights”); (v) Internet domain names; (vi) all rights in and to databases and data collections (including knowledge databases, customer lists and customer databases); and (vii) any similar, corresponding or equivalent rights to any of the foregoing types of intellectual property.

(k)                                  “Know” or “Knowledge” and words of similar import shall mean actual knowledge, after due inquiry, of a particular fact by and of (i) the current serving officers of the party in question, (ii) as to the Company, any of those individuals named on Section 8.10(k) of the Company Disclosure Schedule, and as to Parent, any of Parent’s executive officers, in either case after due inquiry, or (iii) any person succeeding to the position currently of any of the persons indicated in clauses (i) and (ii) above.

(l)                                     “Law” any foreign or domestic law, order, writ, injunction, decree, ordinance, award, stipulation, statute, judicial or administrative doctrine, rule or regulation entered by a Governmental Entity.

(m)                               “Liabilities” (whether or not capitalized) means all accounts payable, notes payable, liabilities, commitments, indebtedness, obligations or liabilities of any kind whatsoever, whether absolute, accrued, contingent, matured or unmatured, direct or indirect, to which the Company or its Subsidiaries or the Company’s or its Subsidiaries’ properties or assets are subject.

(n)                                 “Lien” means any mortgage, lien, claim, pledge, option, charge, community property interest, condition, equitable interest, security interest, right of first refusal, agreement, limitation or restrictions of any kind on the Company’s or any Subsidiary of the Company’s voting rights, use, transfer, receipt of income or exercise of any other attribute of ownership, or other encumbrance of any kind or nature whatsoever.

(o)                                 “Material Adverse Effect” means with respect to any party, any change, circumstance, development, condition or effect (including any breach of a representation or warranty set forth in this Agreement) that, individually or in the aggregate with all other changes, circumstances, developments, condition, and effects (including all breaches of a representation or warranty set forth in this Agreement), has, or would be reasonably likely to have, a material adverse effect on (i) the business, assets, results of operations, prospects or condition (financial or otherwise) of such party and its Subsidiaries taken as a whole or (ii) the ability of such party to perform its obligations under this Agreement or consummate the Merger and the other transactions contemplated hereby.

(p)                                 “Orders” means outstanding judgment, injunction, order or decree of any court or Governmental Entity.

(q)                                 “Permits” means approvals, permits, licenses, franchises, certificates or authorizations of any federal, state, provincial, local or foreign governmental or regulatory body required of the Company or its Subsidiaries or necessary for the conduct of the Company’s business as currently operated.

(r)                                    “Permitted Exceptions” means (i) Liens for current Taxes or other governmental charges not yet due and payable or delinquent, the amount or validity of which is being contested in good faith by appropriate proceedings or which may thereafter be paid without penalty, (ii) Liens securing debt for borrowed money of the underlying fee owner where the Company or a Subsidiary of the Company or Parent or a Subsidiary of Parent, as the case may be, is a lessee, (iii) levies not at the time due or which are being contested in good faith by appropriate proceedings, (iv) mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue, (v) zoning, entitlement and other land use and environmental regulations by any Governmental Entity that are not, individually or in the aggregate material in character, amount or extent and do not materially detract from the value, or materially interfere with the present use of any property subject thereto or affected thereby, (vi) purchase money security interests and (vii) those items listed on Section 8.10(r) of the Company Disclosure Schedule.

(s)                                  “Person” means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization, other entity or group (as defined in the Securities Exchange Act of 1934, as amended).

(t)                                    “Proceeding” means any action, arbitration, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body, mediator or arbitrator.

(u)                                 “Real Property” means all real estate either owned of record by the Company or its Subsidiaries, or leased (including sub-leases) or used by the Company or its Subsidiaries.

(v)                                 “Subsidiary” means, when used with reference to any Person, any corporation or other organization or entity, whether incorporated or unincorporated, (i) of which such party or any other Subsidiary of such Person is a general or managing partner or (ii) the outstanding voting securities or interests of, which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or entity, or which otherwise constitutes 50% or more of the voting or economic interest in such corporation, organization or entity, is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries.

(w)                               “Tax” or “Taxes” shall mean all taxes, charges, fees, imposts, levies, gaming or other assessments, including, without limitation, all net income, gross receipts, capital, sales, gaming, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, real property and other property and estimated Taxes, customs duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, frees, additions to Tax or additional amounts imposed by any taxing authority (domestic or foreign).

(x)                                   “Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

A.D.A.M., INC.

By:	/s/ Kevin Noland
Name:	Kevin S. Noland
Title:	President, Chief Executive Officer and Corporate Secretary

ADAM MERGER SUB, INC.

By:	/s/ Mark B. Adams
Name:	Mark B. Adams
Title:	Chief Financial Officer

ONLINE BENEFITS, INC.

By:
Name:
Title: